Exhibit 10.44

HOTEL OPERATING AGREEMENT

BETWEEN

CWE HOSPITALITY SERVICES, LLC

AND

KINGSDELL L.P.

FOR

CHASE PARK PLAZA

ST. LOUIS, MO

December 1, 2006

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2

ARTICLE 2 TERM		2

ARTICLE 3 OPERATION OF THE HOTEL		2

3.1.	Use and Standard of Operation	2
3.2.	Leases and Concessions	4
3.3.	Personnel	4
3.4.	Limitations on Operator	6
3.5.	Bank Accounts	7
3.6.	Working Capital and Funds Requests	8
3.7.	Excess Funds	9
3.8.	Operating Expenses	9
3.9.	Payment of Impositions and Insurance Premiums	10
3.10.	Additional Rights of Operator	10
3.11.	Licenses and Permits; Owner’s Covenant	11
3.12.	No Pledge of Credit by Owner	12
3.13.	Title; Compliance with Deed of Trust, Lease and CC&R’s	12
3.14.	Deed of Trust Payments	12
3.15.	Sarbanes-Oxley	12
3.16.	Operator Not Liable for Recommendations	13
3.17.	Operator Not Liable for Project Development	13
3.18.	Non-Compete	13

ARTICLE 4 ANNUAL PLAN AND FINANCIAL REPORTS		14

4.1.	Approval of Annual Plan	14
4.2.	Compliance with Annual Plan	15
4.3.	Books and Records	17
4.4.	Inspection of Books and Records	17
4.5.	Financial Reports	17
4.6.	Disclosure of Financial Reports	18
4.7.	Coordination and Planning	18

ARTICLE 5 REPAIRS, ALTERATIONS, AND RESERVES		19

5.1.	Repairs and Maintenance	19
5.2.	Emergency Repairs	19
5.3.	Enforcement of Guaranties and Warranties	20
5.4.	Replacement Reserve Fund	20

ARTICLE 6 ANNUAL OPERATING FEE AND REIMBURSEMENT TO OPERATOR		21

6.1.	Annual Operating Fee	21
6.2.	Reimbursement of Operator	21

ARTICLE 7 INSURANCE		22

i

7.1.	Insurance to Be Maintained During Term	22
7.2.	Endorsements	24
7.3.	Parties Insured	24
7.4.	Waiver of Liability	24
7.5.	Blanket Insurance	25
7.6.	Investigations of Claims and Reports	25

ARTICLE 8 DEFAULT AND REMEDIES		25

8.1.	Events of Default	25
8.2.	Excused Non Performance	27
8.3.	Remedies	27

ARTICLE 9 TERMINATION		28

9.1.	Termination on Transfer	28
9.2.	Performance Termination	29
9.3.	Rights and Obligations on Termination	30
9.4.	WARN Act; 401(k) Compliance	33

ARTICLE 10 DESTRUCTION		34

10.1.	Substantial Damage	34
10.2.	Partial Damage	35
10.3.	Substantial Condemnation	35
10.4.	Partial Condemnation	35
10.5.	Condemnation for Temporary Use	36
10.6.	Effect of Termination	36

ARTICLE 11 DEEDS OF TRUST AND FINANCING		36

11.1.	Permitted Deeds of Trust	36
11.2.	Financing and Sales Disclosures of Non-Participation by Operator	38

ARTICLE 12 ASSIGNMENT		39

12.1.	Assignment by Operator	39
12.2.	Assignment by Owner	40
12.3.	Permitted Subletting	41

ARTICLE 13 MISCELLANEOUS		41

13.1.	Severability	41
13.2.	Approvals	41
13.3.	Waivers	41
13.4.	Successors and Assigns	42
13.5.	Force Majeure and Operator’s Right to Close Hotel	42
13.6.	Estoppel Certificate	42
13.7.	Indemnification	43
13.8.	Warranties and Covenants	43

ii

13.9.	Notices	44
13.10.	Amendments	45
13.11.	Entire Agreement	45
13.12.	Further Instruments	45
13.13.	Applicable Law	45
13.14.	Brokers, Finders, Etc	45
13.15.	Time	45
13.16.	No Party Deemed Drafter	45
13.17.	Hotel Name	45
13.18.	Relationship and Limitation on Fiduciary Duties	46
13.19.	Attorneys’ Fees	46
13.20.	Interpretation	47
13.21.	Gender	47
13.22.	Quiet Enjoyment	47
13.23.	Exhibits	47
13.24.	Irrevocability	47
13.25.	Confidentiality	48
13.26.	Owner Agreement	48

ARTICLE 14 ARBITRATION		48

14.1.	Arbitration	48
14.2.	Selection of Arbitrator	48
14.3.	Authority	49
14.4.	Fees and Expenses	49
14.5.	Decision	49
14.6.	Limitation of Authority	50
14.7.	Legal Proceedings	50

ARTICLE 15 OPERATOR’S RIGHTS WITH RESPECT TO OWNER’S SECURITIES LAW OFFERINGS		50

ARTICLE 16 PROPRIETARY INFORMATION		51

16.1.	Use of Proprietary Information	51
16.2.	Restrictions on Owner	51

ARTICLE 17 CONDOMINIUM OBLIGATIONS		52

17.1.	Condominium Regime	52
17.2.	Maintenance, Repair and Replacement	52
17.3.	Condominium Association Management	52

iii

CHASE PARK PLAZA HOTEL

HOTEL OPERATING AGREEMENT

THIS HOTEL OPERATING AGREEMENT (“Agreement”) is entered into as of December 1, 2006, between and among CWE HOSPITALITY SERVICES, LLC, a Missouri limited liability company (“Operator”), and KINGSDELL L.P., a Delaware limited partnership (“Owner”).

RECITALS

This Agreement is entered into upon the basis of the following facts, understandings and intentions of the parties:

A.            Pursuant to a Lease Agreement dated of even date herewith (as subsequently amended modified, renewed or restated, the “Lease”), by and between Chase Park Plaza Hotel, LLC, a Delaware limited liability company (“Landlord”) and Owner, Owner holds a leasehold interest in the real property located in St. Louis, Missouri, as legally described on Exhibit A to this Agreement (the “Premises”).

B.            The Premises are improved with: (i) an eleven (11) story hotel building (the “Chase”) and appurtenances to such hotel building with approximately two hundred fifty-one (251) Guest Rooms and related facilities and appurtenances, including five (5) restaurants/bars, approximately sixty-five thousand (65,000) square feet of banquet and meeting space, and twenty-five thousand (25,000) square feet of office space and other retail and amenity features, including a five (5) screen movie theater, a pool and outdoor patio, a spa, a fitness center, and a five (5) story parking garage; and (ii) a separate tower (the “Park Plaza”) with certain commercial condominium units (each a “Commercial Unit”), described as Units 1-7, 3A, 9 and 16 of the Park Plaza Master Condominium, and approximately eighty-seven (87) residential units, currently described as Units 8 and 10-15 of the Park Plaza Master Condominium, which are intended to be submitted to condominium form of ownership (each a “Residential Unit”) pursuant to a subdeclaration of condominium and which Residential Units are intended to be sold to third party purchasers.  Units 3-4 of the Park Plaza Master Condominium will be renovated to include an additional eighty-nine (89) Guest Rooms (the “Additional Rooms”).  The Chase and all Commercial Units within the Park Plaza, including the Additional Rooms at such time as the same become subject to this Agreement pursuant to Section 2 but excluding Units 5-7 of the Park Plaza Master Condominium (which will be renovated to include 48 corporate apartments (the “Corporate Apartments”)) are collectively referred to herein as the “Hotel.”  The Chase and the Park Plaza are collectively referred to herein as the “Project.”  A “Unit” means either a Commercial Unit or a Residential Unit.  The Hotel shall include, without limitation, the components and facilities described on Schedule 1 to Exhibit A and be known as “Chase Park Plaza Hotel.”

C.            Owner desires to engage Operator to manage, operate and promote the Hotel, and Operator has agreed to do so, on the terms and conditions set forth in this Agreement.

D.            Owner and Operator each acknowledge that, because the Additional Rooms are not yet completed, Owner shall have no obligations under this Agreement with respect to the Additional Rooms until the date provided in this Agreement, and for purposes of this Agreement, the Guest Rooms shall not include the Additional Rooms except as provided in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the foregoing, the mutual covenants and promises herein contained and the receipt of other valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Any capitalized terms referred to in this Agreement shall have the meanings assigned to such terms in Exhibit B attached hereto and by this reference incorporated herein.

ARTICLE 2
TERM

This Agreement shall be effective upon full execution and delivery as of the date hereof.  The original operating term of this Agreement (the “Term”) shall commence on the Opening Date (as defined below) and continue for an aggregate of ten (10) Full Operating Years, unless this Agreement shall be sooner terminated pursuant to a right specifically provided for in this Agreement.  For the purposes of this Agreement, the “Opening Date” shall be the date of this Agreement.

Notwithstanding anything to the contrary in this Agreement, on the Opening Date, Operator shall have no obligations with respect to the Additional Rooms.  As the Project is developed, Owner will keep Operator reasonably informed of the progress of the Project and the projected date on which the Additional Rooms will be available for occupancy.  At least thirty (30) days but not more than sixty (60) days before which Owner anticipates receiving a certificate of occupancy for any Additional Room that will permit such room to be rented as a Guest Room, such Additional Room shall become a “Guest Room” subject to the terms and conditions of this Agreement.  Owner shall cause Landlord to continue to operate the apartments located on Floors 3, 4 and 5 of the Park Plaza separate and apart from the Hotel until the renovations thereto are completed and the same are ready to be operated as fully functioning Guest Rooms for the Hotel.

ARTICLE 3
OPERATION OF THE HOTEL

3.1.          Use and Standard of Operation

3.1.1.       General.  Owner hereby grants to Operator and Operator accepts the sole and exclusive right during the Term to supervise, direct and control the management, operation and promotion of the Hotel, as the agent of Owner, and as the exclusive operator of the Hotel, subject to and in accordance with this Agreement.  Operator acknowledges that it does not have a leasehold or other possessory interest in the Hotel.  Operator shall use commercially reasonable efforts to procure guests and patrons and otherwise operate and manage the Hotel during the Term in conformity with the Hotel Standard and in a manner reasonably expected to (i) protect and preserve the assets that comprise the Hotel and (ii) optimize over the Term the financial performance of the Hotel’s operation, which, in doing so, will reasonably take into consideration the value of the Hotel and the economic return to Owner.  Owner acknowledges and agrees that Operator is not making any representation, warranty or claim that the operation of the Hotel will be profitable or that any budgets, forecasts, or projections are achievable.  Operator shall use commercially reasonable efforts in the management and operation of the Hotel so that the Hotel and its services will be operated and maintained in the manner provided for in this Agreement.  Operator has represented to Owner that it is skilled and qualified in the supervision, operation and management of hotels such as the Hotel, and Owner has satisfied itself with respect to Operator’s qualifications.  Operator shall use the Hotel solely for the operation of a hotel business (including any designated restaurant, office, theater, spa, fitness center, retail spaces or other incidental uses) conforming to the Hotel Standard, and for other activities which are customary and usual in connection with such an operation, including the provision of services to the Commercial Units (other than the Corporate Apartments, except as may be approved in writing by Owner) and the Residential Units (following sales of the same to third party purchasers and then in accordance with written agreements between Operator and the residential condominium association and/or the owners of the Residential Units).  Operator shall (subject to compliance with the terms and covenants contained in this Agreement and the Annual Plan) have authority, control and discretion in the management and operation of the Hotel, without interference, or disturbance in all operating matters.

3.1.2.       Operations.  Subject to Sections 3.2 and 3.4 and in compliance with the Annual Plan (subject to the permitted variances set forth in Section 4.2.1), Operator shall have the right, authority and power as agent of, in the name of Owner and as an Operating Expense to determine the terms of admittance, charges for rooms and commercial space, charges for entertainment, charges for use of facilities (if any), food and beverages (which rights shall specifically allow Operator to charge varying rates to different customers or groups of customers and allow Operator, in its reasonable discretion, to permit Persons to occupy rooms or suites at the Hotel at rates lower than published rates or free of charge or permit Persons to dine at the restaurants or lounges located at the Hotel free of charge), credit policies (including arrangements with credit card organizations and catering operations), all phases of advertising, promotion and publicity relating to the Hotel, and the receipt, holding and disbursement of funds, the establishment and maintenance of bank accounts and appropriate records management and retention, the procurement of inventories, supplies and services and generally all activities necessary for the operation and management of the Hotel, in each case, consistent with the specific terms of this Agreement.  Complimentary or discount policies for the Hotel shall be in accord with industry practice and subject to the reasonable approval of the Owner.

3.1.3.       Names and Brands.  Operator shall operate the Hotel as an independent hotel, using the Hotel name described in Section 14.17, and using names on the restaurants therein recommended by Operator and approved by Owner.  The ownership of such names is governed by other provisions of this Agreement.

3.2.          Leases and Concessions

3.2.1.       Negotiation.  Subject to Section 3.4, Operator shall have the right, authority and power to negotiate and enter into such reasonable contracts, leases, licenses, arrangements, concessions and other agreements for any hotel operations, parking, restaurant, bar, or food service operations, retail space, spa facilities, fitness centers, theater space, or any other commercial operation in or about the Hotel in the name of Owner and as an Operating Expense, consistent with the Annual Plan (subject to the permitted variances set forth herein), as Operator deems necessary or advisable in connection with the operation of the Hotel.  In furtherance of the foregoing, Operator shall use its good faith efforts to obtain satisfactory tenants and suitable uses for the Hotel.  Every contract, lease, license, arrangement, concession or other agreement for the Hotel shall be entered into in Owner’s name and shall be executed by Owner.

3.2.2.       Operator’s Performance.  Operator shall use commercially reasonable efforts to perform as Owner’s representative, the obligations of Owner, as landlord, or concessionaire, under leases, licenses, and contracts made or granted with respect to the Hotel.

3.2.3.       Collection.  Operator shall use commercially reasonable efforts to collect rents and other sums collectible under leases, licenses, or contracts made or granted with respect to the Hotel and shall deposit the same in the Operating Accounts.

3.3.          Personnel.  In accordance with this Agreement and the Annual Plan, the following provisions pertain to the Hotel Personnel:

3.3.1.       General.  Operator, directly or through an Affiliate, shall hire, promote, discharge, supervise, train and determine the terms of employment for the general manager, director of sales and marketing, the chief financial officer, the director of food and beverage and the director of operations (the “Executive Personnel”) and, through them, all other Hotel Personnel for operating, service, administrative, restaurant, bar and food service positions.  Such authority or any part thereof may be delegated by Operator to an Affiliate or one or more Persons in its general employ.

3.3.2.       Hiring and Compensation.  Operator shall consult with Owner in advance of the hiring of the general manager, the director of operations, and the chief financial officer (“Senior Executives”).   Operator’s selection of the Senior Executives shall be subject to Owner’s approval, such approval not to be unreasonably withheld or delayed.  Operator shall use reasonable procedures and standards in the selection of the Senior Executives and through them, in the selection of each Person employed at the Hotel or to whom the foregoing duties or any of them shall be delegated.  All Hotel Personnel shall be employees of Operator or an Affiliate of Operator; provided, however the Compensation of such Hotel Personnel shall be paid from the Operating Accounts, subject to the Annual Plan.  If the Operating Accounts are insufficient to pay such Compensation, Owner shall be obligated to fund the aggregate Compensation with respect to each payroll period, in accordance with the procedures set forth in Section 3.6.2.  Operator shall use commercially reasonable efforts to abide by all Legal Requirements applicable to Hotel Personnel.  Owner shall not interfere with or give orders or instructions to

Hotel Personnel, but Owner may contact Operator or the general manager directly for purposes of evaluating or commenting upon Hotel Personnel, Hotel operations and/or financial performance.  To the extent not otherwise prohibited by Legal Requirements, upon request of Owner from time to time, Operator shall make available, for inspection by Owner, (i) copies of all employee policies and procedures, including, without limitation, copies of employee manuals and handbooks, in effect at the Hotel; and (ii) Hotel employee job classifications, number of employees in each job classification, job descriptions (if applicable), pay scales and benefits provided to each job classification.  In addition to the foregoing, Operator shall in good faith consider any reasonable requests by Owner to replace Executive Personnel and Senior Executives that Owner believes are not properly fulfilling the applicable job requirements.

3.3.3.       Acts of Hotel Personnel.  Operator shall not be deemed in breach of any provision of this Agreement, or otherwise (as between Owner and Operator) at fault, by reason of any act or omission of any of the Hotel Personnel, unless such act or omission was without Owner’s consent or approval and either was (i) in compliance with policies and procedures established by the Corporate Office or (ii) at the express direction of authorized Corporate Personnel and without Owner’s consent or approval.

3.3.4.       Residence.  None of the Hotel Personnel may reside (other than on a temporary basis, such as approximately sixty (60) days) at the Hotel without Owner’s prior written consent.

3.3.5.       Unions.  Operator shall keep Owner reasonably advised of the progress of union negotiations.  Operator shall not enter into any collective bargaining agreements with labor unions in connection with the Hotel without the prior written consent of Owner, not to be unreasonably withheld or delayed.  Operator or its Affiliate shall have the responsibility to negotiate and make agreement with any labor unions which are certified as or otherwise recognized as exclusive bargaining representatives of the Hotel Personnel.  Operator shall specify in any agreement it executes with any union that such agreement is not applicable to or in any way binding on Owner, Owner’s Affiliates, Operator, or Operator’s Affiliates except with respect to the operations at the Hotel.

3.3.6.       Benefits.  If, in the reasonable opinion of Operator, it is desirable at any time during the Term to provide for the benefit of the Hotel Personnel pension, profit sharing or other Hotel Personnel retirement, disability, health and welfare, or other benefit plans similar to those now or hereafter applicable to employees of other hotels in the Competitive Set, Operator shall establish reasonably equivalent plans for the Hotel Personnel and pay as an Operating Expense of the Hotel, benefit payments to (or as required under) such plan or plans, as well as their administrative expenses.  All such benefits shall be identified in the Annual Plan, Monthly Statements and Annual Statements of the Hotel.

3.3.7.       Owner’s Consultants.  The reasonable cost, fees, compensation or other expenses of any Persons engaged by Owner to perform duties pertaining to the ownership or leasing but not operation of the Hotel, and perform other services usual and customary in the ownership or leasing of hotels and restaurants, such as attorneys, independent asset managers, independent accountants and the like, shall be an expense of Owner, not the responsibility of

Operator and shall not be an Operating Expense of the Hotel.  Nevertheless, Operator will cooperate with such Owner’s consultants and representatives, and also cooperate with Owner (at Owner’s cost and expense) and any actual or prospective purchaser, underwriter, lender or other Person in connection with any actual or proposed sale, investment, offering, debt placement or financing of or related to the Hotel (provided that Operator shall not be required to release to any such Person any of Operator’s Proprietary Information or by reason of such cooperation incur any underwriting liability).  Operator agrees to prepare lists and schedules (such as, for example, inventories) and other information relating to the Hotel, to the extent regularly maintained or compiled, or if the requested information is reasonably available to Operator, as may be requested by a prospective purchaser, underwriter, lender or other Person.

3.3.8.       Bonus.  The Compensation for the general manager and the chief financial officer may include an incentive performance bonus to be recommended by Operator and approved by Owner during the approval process for the Annual Plan.

3.4.          Limitations on Operator.  Notwithstanding any authority granted to Operator pursuant to any other provision of this Agreement, Operator shall not, without the prior consent of Owner:

3.4.1.       Contracts.  Enter into any contract, lease, concession and other agreement for the Hotel, including any of the agreements described in Section 3.2.1:

(a)           if this Agreement specifically requires the prior approval of Owner;

(b)           which contract, license or concession has a term of greater than two (2) years, including renewals, unless the contract is terminable within two (2) years from the date of its execution without cause, and without cost or penalty in excess of Twenty-Five Thousand Dollars ($25,000), except as specifically provided for in the Annual Plan;

(c)           which lease is of greater than 7,500 rentable square feet or for a term of more than five (5) years, except as specifically provided for in the Annual Plan;

(d)           which binds Owner to aggregate payments per year exceeding Fifty Thousand Dollars ($50,000.00), adjusted for CPI, except as specifically provided for in the Annual Plan;

(e)           with an Affiliate of Operator, except as specifically provided for in the Annual Plan; or

(f)            which provides for the outside management or lease of the restaurant and food and beverage operations at the Hotel (except for those leases in place as of the date of this Agreement).

Notwithstanding the generality of this Section 3.4, Operator shall have the authority, without Owner’s prior written consent, to enter into any contract, lease or license that does not fall within the parameters for Owner’s approval under Section 3.4.1(a)-(f) above.

3.4.2.       Legal Action.  Institute, prosecute, defend or settle any pending or threatened legal action or proceeding involving a claim by or against Owner (except to dispossess guests) in excess of Fifty Thousand Dollars ($50,000.00);

3.4.3.       Attorneys, Auditor and Professionals.  Engage any attorney to represent Owner, or engage any accounting firm to audit the financial statements for the ownership and operation of the Hotel, or engage any other independent consultant or expert to provide services to the Hotel if the cost of the engagement of such consultant or expert is, as of the time such engagement is made, anticipated to exceed Twenty-Five Thousand Dollars ($25,000), unless set forth in the Annual Plan.

3.4.4.       Incurrence of Debt.  Other than trade payables incurred in accordance with this Agreement consistent with the Annual Plan and other obligations expressly authorized hereunder, borrow money or otherwise incur or guarantee any indebtedness on behalf of Owner.

3.4.5.       Extraordinary Action.  Except as specifically provided for in the Annual Plan or otherwise expressly authorized by this Agreement, engage in any transaction on Owner’s behalf which is outside the ordinary course of the operation of the Hotel or make any material changes in the structure, general appearance or nature of the Hotel, including without limitation the operation of any gaming activity in, on, about or related to the Hotel.

Operator shall notify Owner in writing of any items for which approval is requested, setting forth the reasons for such request and any applicable information.  Such items shall be deemed approved unless disapproved in writing by Owner within fifteen (15) days after submission.  Any disapproval shall be accompanied by a reasonably detailed explanation of Owner’s reasons for disapproval.  Any dispute, if not settled within ten (10) days after Owner notifies Operator of its disapproval, may be submitted by either party for resolution in accordance with the procedures set forth in Article 16.

3.5.          Bank Accounts.

3.5.1.       Operating Accounts and Sub-Accounts.  Operator shall establish, as agent for Owner, a bank account or accounts at Marshall & Isley Corporation or one of its subsidiary banks such as Southwest Bank, or another federally insured bank or financial institution designated by Operator and reasonably approved by Owner (“Operating Accounts”).  The Operating Accounts shall bear the name of Hotel.  Operator shall deposit into the Operating Accounts all moneys advanced to the Hotel as Working Capital by Owner, as provided in Section 3.6 hereof, and all Gross Revenue received by Operator, its Affiliates or other Persons on behalf of  Operator from the operations of the Hotel.  The Operating Accounts shall serve as the general accounts for the Hotel, provided Operator may open other accounts, at such an approved bank and in the name of the Hotel, for specific purposes, such as restaurant and bar, parking and travel agent commission accounts (all such accounts opened by Operator for specific purposes shall be referred to as the “Sub-Accounts”) into which Operator may deposit funds from the Operating Accounts.  Operator, on behalf of Owner, shall have sole control of the Operating Accounts and Sub-Accounts and shall pay out of the same, to the extent of the funds from time to time therein, all costs and Operating Expenses incurred in connection with the operation of the

Hotel and in accordance with the Annual Plan (subject to the permitted variances set forth herein) and this Agreement, including, without limitation, the Compensation, the Annual Operating Fee and the Out-of-Pocket Costs, any other amounts due and payable to Operator or its Affiliates under this Agreement; and all other costs and expenditures which Operator is permitted or required to make pursuant to this Agreement.  If permitted by the operating system of the depository bank and requested by Owner, Owner shall be provided with “read only” internet access to the Operating Accounts permitting Owner to examine balances and activity in the Operating Accounts but not permitting actions affecting or relating to the deposit or withdrawal of funds in such Operating Accounts.  Operator shall establish reasonable controls intended to ensure accurate reporting, safety and security of all transactions involving the Operating Accounts.

3.5.2.       Replacement Reserve Fund.  Owner shall establish an interest-bearing bank account at Marshall & Isley Corporation or one of its subsidiary banks such as Southwest Bank, or another federally insured bank designated by Operator and reasonably approved by Owner in the city where the Hotel is located, for deposit of the monthly Replacement Reserve Amount, as described in Section 5.4.1 (the “Replacement Reserve Fund”).  The Replacement Reserve Fund shall bear the name of the Hotel.  The moneys in the Replacement Reserve Fund shall be the property of Owner.  Interest or other income earned during any period on the amounts in such Replacement Reserve Fund shall be excluded from Gross Revenues for such period and shall remain part of such Replacement Reserve Fund.  All proceeds from the sale of Equipment no longer needed for the operation of the Hotel shall be paid to Landlord for deposit into the Replacement Reserve Fund.

3.5.3.       General.  Checks or other documents of withdrawal drawn upon the Operating Accounts or Sub-Accounts shall be signed by representatives of Operator or Hotel Personnel designated by Operator, as agent for Owner.  All Hotel Personnel drawing on such accounts shall be bonded or otherwise insured consistent with practices reasonably satisfactory to Owner.  In addition to such Operating Accounts and Sub-Accounts, Operator shall be entitled to maintain funds as it reasonably deems proper in house banks or in petty cash funds at the Hotel (collectively, the “Accounts”).  All of the funds in the separate Accounts shall belong to Owner and Operator shall not commingle its own, or any third party’s funds, in any of the Accounts.  The Accounts shall be subject to the reasonable requirements of Owner’s or Landlord’s lender so long as such requirements are not inconsistent with the terms of this Agreement.

3.6.          Working Capital and Funds Requests.

3.6.1.       Minimum Working Capital Amount.  Owner shall commit the financial and other resources necessary to permit the Hotel to be operated and maintained in accordance with the Hotel Standard and to enable Operator to take the actions necessary to comply with all Legal Requirements.  In furtherance of the foregoing, Owner shall make available to Operator immediately after the Opening Date, for the operation of the Hotel, initial working capital in an amount determined by Operator, anticipated to be, prior to the addition of any of the Additional Rooms as Guest Rooms subject to this Agreement, an amount equal to Nine Hundred Thousand Dollars ($900,000.00), and after the addition of any part of the Additional Rooms as Guest Rooms subject to this Agreement, an amount equal to One Million One Hundred Twenty-Five

Thousand Dollars ($1,125,000.00).  Owner shall thereafter throughout the Term maintain Working Capital of not less than the greater of (i) the foregoing amount, or (ii) such amount reasonably determined to be necessary by Operator from time to time, as approved by Owner in the Annual Plan.

3.6.2.       Funds Request.  If at any time Operator reasonably determines that (i) the available funds in the Operating Accounts are insufficient to allow for the uninterrupted and efficient operation of the Hotel in accordance with the terms of this Agreement, (ii) the Working Capital is less than the amount required to be maintained under Section 3.6.1, (iii) the available funds in the Replacement Reserve Fund are insufficient to allow for the payment of all purchases of Equipment, or (iv) Operator requires funds for any Capital Improvements approved by Owner in the Capital Budget, Operator shall notify Owner of the existence and amount of the shortfall (a “Funds Request”) and, within the later of (i) ten (10) days following the delivery of the Funds Request, if such funds are required by Operator immediately, or (ii) five (5) business days prior to the date upon which amounts in the Funds Request are due and owing, Owner shall deposit into the Operating Accounts, Sub-Accounts or Replacement Reserve Fund, as applicable, the funds requested by Operator in the Funds Request (in no event shall Owner have any personal liability to make any such deposit).

3.6.3.       Alternative Sources of Working Capital.  In the event the Owner fails to deposit the amount requested by Operator in a Funds Request for amounts described in Section 3.6.2(i) or (ii) above, and if Operator deems such action to be reasonably necessary, Operator may use all or part of the funds located in the Replacement Reserve Fund to supplement the Operating Accounts or Sub-Accounts in order to defray or pay the Hotel’s Operating Expenses.  Owner shall deposit into the Replacement Reserve Fund all sums so used or transferred within thirty (30) days after Operator notifies Owner of such withdrawal (in no event shall Owner have any personal liability for such deposits).

3.7.          Excess Funds.  Any excess funds in the Operating Accounts or the Sub-Accounts, after: (i) payment of all Compensation, Out-of Pocket Expenses, the Annual Operating Fee, all Operating Expenses, and any other amounts Operator is permitted or required to make pursuant to this Agreement and consistent with the Annual Plan; and (ii) retention by Operator of the Working Capital amount required pursuant to Section 3.6.1 and any other reasonable reserves consistent with the Annual Plan, shall be paid to Owner promptly (but not more frequently than monthly).

3.8.          Operating Expenses.  Except as otherwise specifically set forth in this Agreement and consistent with the Annual Plan (subject to the permitted variances set forth herein), all costs and expenses incurred by Operator in connection with the operation of the Hotel or Owner’s ownership of the Hotel shall be borne by the Hotel as Operating Expenses.  Out-of-Pocket Costs incurred by Operator in performing its duties pursuant to this Agreement shall be an Operating Expense of the Hotel unless otherwise specifically provided herein, including the reasonable Compensation of those employees of Operator or its Affiliates assigned to the Hotel for actual services rendered directly to the Hotel to the extent of their employment for the Hotel on a part-time or temporary basis and substantiated by time.  To the extent that the funds necessary therefor are not generated by the operation of the Hotel, they shall be promptly supplied by

Owner in the manner provided in Section 3.6.2 hereof.  Operator shall in no event be required or obligated to advance any of its funds for the operation of the Hotel, nor shall Operator be required to incur any liability in connection therewith unless Owner shall have furnished Operator with funds necessary for the discharge thereof.

3.9.          Payment of Impositions and Insurance Premiums.  Subject to the terms of this Agreement and consistent with the Annual Plan (subject to the permitted variances set forth herein), Operator shall, prior to delinquency, and as long as Operator has been supplied with bills and invoices, pay from the Operating Accounts or Sub-Accounts, to the extent of funds available therein (and Owner shall timely provide such funds in accordance with Section 3.6.2 to the extent they are not available from Operating Accounts), all Impositions assessed against the Hotel, and all insurance premiums on all policies of insurance maintained with respect to the Hotel and its operations.  If Owner fails to deposit all or any portion of the funds required for payment of the Impositions or insurance premiums, Owner shall indemnify and defend Operator against all losses, costs and expenses, including attorneys’ fees and costs, interest, and any late payment fees, that may be incurred by or asserted against Operator by reason of Owner’s failure to provide funds to pay such Impositions or premiums.

3.10.        Additional Rights of Operator.  Operator shall have the responsibility to use commercially reasonable efforts to perform the following:

3.10.1.     Certain Actions.  Institute, prosecute, and settle, in its name, the name of the Hotel or Owner, any and all legal actions or proceedings required to collect charges, rent or other income for the Hotel, to dispossess guests, tenants or other Persons in possession therefrom, or to cancel or terminate any lease, license or concession agreement (provided that no action shall be taken without Owner’s consent with respect to any agreement having a then unexpired term in excess of one year or involving more than Fifty Thousand Dollars ($50,000)), and otherwise required in the normal course of operating the Hotel, and Owner shall cooperate with Operator in connection therewith.  Operator shall promptly notify Owner of legal disputes for which a claim, summons, complaint or other pleading or other correspondence from an attorney has been received, and shall promptly forward notice of any such claims to the appropriate insurer.  Notwithstanding anything to the contrary contained in this Agreement, (i) Operator shall have the right to appoint counsel reasonably approved by Owner, defend, and control any and all legal actions or proceedings which relate to policies, procedures or business practices of Operator or its Affiliates; and (ii) Owner shall be notified promptly and have the right to participate in any proceedings involving union disputes or collective bargaining, or to the extent the same involves an uninsured amount in excess of Twenty-Five Thousand Dollars ($25,000).  The costs of all such legal actions or proceedings under this Section 3.10.1 shall be an Operating Expense of the Hotel, subject to any indemnification obligations of Operator and Owner as provided in Section 14.7.

3.10.2.     Legal and Insurance Requirements.  Perform all such acts in and about the Hotel, in the name of Owner, as shall be reasonably necessary to comply with Legal Requirements or Insurance Requirements.  If Owner shall adequately secure, defend and indemnify and hold Operator harmless against any claim, loss, cost, damage or expense arising out of or in connection therewith, Owner, at Owner’s cost and expense, shall have the right to contest the validity of any Legal Requirements if such contest shall not result in suspension of operation of the Hotel.  Furthermore, subject to the foregoing indemnity, Owner may postpone compliance with any such Legal Requirements to the extent and in the manner provided by law until final determination of such Legal Requirements.  Notwithstanding the foregoing, if failure to promptly comply with any such Legal Requirements shall result in the immediate suspension of operations of the Hotel or expose Owner or Operator, or any of their employees to the threat of criminal liability, then Owner shall cause the Legal Requirements to be complied with or the violation removed.  If Owner fails to do so, Operator may, but shall not be obligated to cause the same to be complied with at Owner’s expense.

3.10.3.     Marketing and Public Relations Services.  Provide the Hotel with such advertising, public relations, and promotional services as are judged by it to be reasonably necessary and appropriate in order to promote the name facilities and other features of the Hotel.  Such services shall include, but not be limited to, assistance in the following areas:

(a)           developing and implementing the Hotel’s marketing plan following Operator’s guidelines with Owner’s input and consultation.  This task includes planning, publicity and internal communications, and organizing and budgeting the Hotel’s advertising and public relations programs;

(b)           selecting and providing guidance as required for the public relations personnel;

(c)           preparing and disseminating news releases for trade and consumer publications, both national and international.  In furtherance of the foregoing, Owner and Operator shall coordinate with one another on all public statements, whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Agreement and/or the performance by either of them of their respective obligations hereunder; and

(d)           selecting an advertising agency, if any.

Operator will prepare on an annual basis and present to Owner, as a part of the Annual Plan, a marketing plan that shall include, but not be limited to, projected occupied room nights and average daily rate by market segment, a detailed program for advertising and promotion, a detailed program for sales strategies, and a competitive hotel analysis.

3.11.        Licenses and Permits; Owner’s Covenant.  Owner, as an Operating Expense, shall be obligated to obtain and maintain all requisite government licenses, permits and approvals required for the operation of the Hotel.  In furtherance of the foregoing, Owner shall make, execute and deliver any and all applications and other documents in applying for, obtaining and maintaining all required licenses and permits.  During the Term, Operator shall use good faith and reasonable efforts to notify Owner so Owner can obtain and maintain all such licenses and permits, provided, nothing contained herein shall be construed to limit or diminish such obligation of Owner.  If requested by Owner, Operator shall apply for and obtain and maintain licenses on behalf of Owner; provided, however, unless otherwise so directed by Owner, all liquor licenses, and all other licenses that are not readily transferable or re-issuable upon termination of this Agreement, shall be obtained and held in Owner’s or its Affiliate’s name, to the extent permitted under applicable law.  Owner shall also make, execute and deliver such agreements, contracts, leases, applications, verifications, instruments and other documents as are permitted hereunder, and shall otherwise cooperate fully with Operator, in connection with Operator’s exercise of the rights and performance of the obligations set forth in this Section.

3.12.        No Pledge of Credit by Owner.  Owner shall not pledge Operator’s credit nor shall Owner, in the name of or on behalf of Operator, borrow any money or issue any promissory notes or bills of exchange or any other financial obligation.  Operator shall not be required to pledge its own credit for any reason.

3.13.        Title; Compliance with Deed of Trust, Lease and CC&R’s.  Owner represents that Owner leases the Premises as set forth Exhibit A.  Owner shall comply in all material respects with those terms, covenants and conditions of any Deed of Trust, Lease or any CC&R’s for the Property, and Operator, to the extent it has been provided true and accurate copies of such Deed of Trust, Lease or CC&R’s, shall use reasonable efforts not to commit, knowingly and voluntarily, any violation of the covenants and conditions thereof.  Subject to Article 11 of this Agreement, Owner shall not hereafter make or modify any Deed of Trust, Lease or CC&R’s so as to abridge any rights of Operator under this Agreement.  Copies of each Deed of Trust, Lease and declaration of CC&R’s as the same may be entered into or modified from time to time, shall be promptly furnished to Operator.

3.14.        Deed of Trust Payments.  Owner, and not Operator, shall be liable for payment of any amounts due under any Deed of Trust.

3.15.        Sarbanes-Oxley.  Operator shall use commercially reasonable efforts to assist Owner or Landlord in establishing procedures and controls (not to be inconsistent with the rights and obligations of Operator under this Agreement) to comply with, and to evidence compliance with, the Sarbenes-Oxley Act of 2002, as now or hereafter amended, as such statue relates to financial reporting in respect of the Hotel.  Within fifteen (15) days after written notice from Owner or Landlord, Operator will provide Owner or Landlord with such customary and reasonable certifications as Owner or Landlord may reasonably request to enable Owner or Landlord to meet its financial certification obligations under such statute as such statute relates to financial reporting in respect of the Hotel; provided, however, that such certifications may be given by Operator to its actual knowledge without any duty of investigation if such a qualification would not unduly interfere with Owner or Landlord meeting such financial certification obligations.  Any and all costs and expenses incurred by Operator related to this Section 3.15 shall be reimbursed by Owner or Landlord to Operator and shall not constitute Operating Expenses or be included in the calculation of Gross Operating Profit (i.e., such costs shall be borne by Owner or Landlord as ownership costs); provided, however, that to the extent Operator incurs Sarbanes-Oxley compliance costs to satisfy the requirements of other companies for which Operator performs services, Operator shall reasonably allocate such costs among such companies and Owner.

3.16.        Operator Not Liable for Recommendations.  Owner acknowledges and agrees that Operator is not an architect, contractor, engineer, insurance, loan or real estate broker, attorney, CPA, or other licensed professional and that all matters to be submitted by Owner or by the applicable professional to Operator for review, consent, advice, recommendations, assistance or approval hereunder will be presumed to have been competently prepared by such professionals.  Although Operator will offer such assistance and make such recommendations hereunder as it deems appropriate, Operator shall not be responsible to Owner or any third party with respect to construction means, supplies, methods, techniques, sequences, and procedures employed by Owner or its consultants or contractors, nor shall Operator be responsible or liable for the adequacy or quality of the plans and specifications (or any samples or shop drawings), contracts, or other matters prepared by Owner, its consultants, or any contractors, or with respect to the adequacy or quality of the Hotel or its construction or operation or the ultimate cost of the Hotel; nor shall Operator be responsible or liable for advising Owner or its consultants of any Legal Requirements, including but not limited to permit or licensing requirements, or Insurance Requirements.  No recommendations, advice or approvals given, or inspections made, by Operator hereunder shall be construed to create any such responsibility or liability.  Any recommendations, advice and consultation in connection with such matters given by Operator hereunder are for the sole purpose of indicating that if the Hotel is, from time to time, furnished and equipped in compliance with the plans and specifications and other matters approved by or recommendations given by Operator, it will comply with the Hotel Standard.

3.17.        Operator Not Liable for Project Development.  Owner has advised Operator that, pursuant to one of more development agreements (“Development Agreements,” and Development Agreement” means any one of them) dated of even date herewith, Owner has engaged IFC, Inc. (“Developer”) to perform certain renovation work on the Hotel and to develop the Residential Units in the Park Plaza.  Owner acknowledges and agrees that Operator is not responsible for any obligations of Developer under any of the Development Agreements, nor shall Operator be obligated to fund any costs or expenses incurred pursuant to the Development Agreements.  Owner shall indemnify, hold harmless and defend Operator and its Affiliates from and against any liabilities in connection with any Development Agreements.

3.18.        Non-Compete.  During the term of this Agreement, Operator shall not, without the prior written consent of Owner and Landlord, operate within an eight (8) mile radius of the Hotel another hotel property that is competitive with the Hotel.  For purposes of this provision, the Park View Hotel is deemed to not be a competitive hotel.

ARTICLE 4
ANNUAL PLAN AND FINANCIAL REPORTS

4.1.          Approval of Annual Plan.

4.1.1.       Preparation of Proposed Annual Plan.  On or prior to a date sixty (60) days prior to the end of each Full Operating Year, Operator shall submit to Owner the proposed Annual Plan for the following Operating Year.  The “Annual Plan” for any Operating Year shall consist of:  (1) (i) an operating plan showing, in reasonable detail, the projected or estimated Cash Flow for such year based on the following items:  (a) projected occupancy and average room rate by month; (b) projected Gross Revenue; (c) leasing plan with respect to commercial or retail spaces that will be vacant; (d) proposed Hotel room rates and charges for other services; (e) projected Operating Expenses and Out-of-Pocket Costs, including (but not limited to) Compensation, insurance premiums, Impositions, non-capital repair and maintenance expenses, advertising, promotional, and marketing expenses, and projected Annual Operating Fee; (f) proposed staff scheduling; (g) Affiliate transactions; (h) Working Capital, non-capital Equipment replacements and other funding requirements and purchasing related fees; and (ii) comparison of budgeted revenue and expense levels to the previous year’s estimated actual results (collectively the “Operating Plan”); and (2) a capital budget showing expenditures required for Capital Improvements during such Operating Year and the purchases of Equipment to be funded out of the Replacement Reserve Fund, Working Capital, or other sources of funds, as applicable (collectively, the “Capital Budget”).  The foregoing shall be prepared in accordance with the Uniform System.  Operator shall also provide a description of the proposed advertising and marketing plan for the ensuing Operating Year as part of the Annual Plan.  Operator shall provide such additional information and in such detail as Owner shall reasonably request.

4.1.2.       Approval by Owner.  Owner shall have thirty (30) days to review the Annual Plan and advise Operator in writing of any objections to the Annual Plan.  Owner’s notice shall include a reasonably detailed explanation of each objection.  Owner shall be deemed to have approved all items and portions of Operator’s proposed Annual Plan to which Owner does not object by written notice to Operator within thirty (30) days after receiving a complete version of such Operating Plan.  Notwithstanding the foregoing, Owner shall not be entitled to withhold its approval based on its objection to:  (i) costs and expenses that are not within the control of Owner and/or Operator, such as Impositions and the costs of utilities; or (ii) increases in projected costs and expenses of operating the Hotel that are caused by projected increases in occupancy or use of the Hotel resulting in increases in Gross Revenues.  Operator agrees to meet with Owner, if requested by Owner, during such 30-day period to review and explain the proposed Annual Plan.

4.1.3.       Resolution of Owner Objections.  Within ten (10) days after receiving Owner’s written objection(s) to the proposed Annual Plan, Owner and Operator shall meet at the Hotel (or such other location as they may agree) and endeavor in good faith to resolve such objections and arrive at an approved Annual Plan.  If they are unable to do so within fifteen (15) days after Operator receives Owner’s written objection(s), Owner and Operator shall each have the right to submit the dispute for resolution in accordance with the procedures set forth Article 16, which resolution shall be final, and binding upon both parties, and shall become part of the approved Annual Plan.  Pending such resolution, Operator shall operate the Hotel with respect to those categories that are in dispute based on the previous Operating Year’s approved Annual Plan, adjusted in accordance with changes in the CPI over the Operating Year just ended and anticipated changes in Gross Revenues.

4.1.4.       Interim Period.  If the Annual Plan has not been entirely approved by the beginning of the Operating Year to which it pertains, then pending such approval:

(a)           Operating Plan.  With respect to the Operating Plan, Operator shall operate the Hotel with the items or portions of the Operating Plan which have not been objected to by Owner and with respect to the items or portions of the Operating Plan which have been objected to by Owner, Operator shall operate the Hotel, as closely as possible in accordance with the previous year’s Operating Plan, with suitable adjustments of rates and expenses as dictated by increases in the CPI and other quantifiable expenses outside the control of Operator (e.g. utilities, taxes and insurance).

(b)           Capital Budget.  With respect to the Capital Budget, Operator shall be entitled to make the capital expenditures in accordance with the proposed Capital Budget submitted to Owner for such Operating Year, other than those items which have been objected to by Owner.  Notwithstanding the foregoing, Operator shall be entitled to make capital expenditures necessary to comply with Legal Requirements and the Hotel Standard, provided in respect of the Hotel Standard that a failure to invest the expenditures would materially and adversely impact the Hotel’s compliance with the Hotel Standard.

4.1.5.       Hotel Standard Revision.  Notwithstanding anything to the contrary herein, Owner’s obligation to implement or fund a change in the Hotel Standard after Operator’s approval of the Hotel or any Operating Plan shall be subject to the following:

(a)           Owner shall not be required to alter the Hotel until the earlier to occur of when a structural element comprising the Hotel (i) becomes unserviceable, inoperable, or beyond acceptable wear and tear or (ii) reaches the end of its useful life as determined by generally accepted accounting principles.

(b)           With respect to furniture, fixtures and equipment that constitute part of the Hotel Standard or is otherwise required under this Agreement, Owner shall not be obligated to replace any individual item of furniture, fixtures and equipment which at the time of purchase had a cost of greater than Five Hundred Dollars ($500) until the earlier to occur of when such item (i) becomes unserviceable, inoperable, or beyond acceptable wear and tear or (ii) reaches the end of its useful life as determined by generally accepted accounting principles.

4.2.          Compliance with Annual Plan.

4.2.1.       Operating Plan.  It is expressly agreed and understood by both parties that the Operating Plan as approved for any Operating Year is intended as, and will represent, only a good faith estimate of the results for the Operating Year in question, based upon assumptions believed by Operator to be reasonable at the time of the preparation of such Operating Plan.  Although Operator will use commercially reasonable and diligent efforts to achieve the goals reflected in such Operating Plan, the same cannot be relied upon as a promise, guarantee, representation, warranty or assurance of actual results which may be experienced during and for such Operating Year.  Operator shall not make any expenditure not included in the Operating Plan (i) which, when combined with all other expenditures not included in the initial Operating Plan, would cause such expenditures to exceed five percent (5%) of the total budgeted expenditures in such Operating Plan for such Operating Year, or (ii) which would cause such expenditures to exceed Twenty-Five Thousand Dollars ($25,000) for any single line item of the budgeted expenditures in such Operating Plan for such Operating Year, unless such expenditures are otherwise expressly authorized in this Agreement.  Notwithstanding the foregoing, it is expressly understood that during the course of the then-applicable Operating Year Operator may depart from the Operating Plan without breaching its obligations hereunder if, in Operator’s reasonable, good faith judgment, departure from such Operating Plan is necessary due to the following:

(a)           costs which increase directly with occupancy and volume of business and use of the Hotel, to the extent their increase is due to increases in occupancy or volume of other business;

(b)           third party, non-Affiliate costs which are beyond Operator’s reasonable ability to control, such as utility charges, insurance premiums, license and permit fees, real estate and personal property taxes;

(c)           any expenditures required on an emergency basis to avoid damage to the Hotel or injury to Persons or property,

(d)           any expenditures required to comply with any unbudgeted Legal Requirement or to cure or prevent any violation thereof, subject to Owner’s right to direct Operator to contest such Legal Requirements or violation provided in Section 3.10.2; and

(e)           any expenditures otherwise expressly authorized in this Agreement or in writing by Owner.

Any expenditures under (a)-(e) above shall not be included in the calculation of aggregate expenditures above for purposes of determining the five percent (5%) aggregate or Twenty-Five Thousand Dollar ($25,000) line item limitation set forth above in this Section 4.2.1.  Each month in connection with delivering the monthly financial statements, Operator shall identify any expenses for the prior month that caused the expenses for any line item of the Operating Plan to exceed the projected amount of such line item set forth in the Operating Plan by more than the greater of $5,000 or ten percent (10%) of any line item, along with an explanation of the expense.

4.2.2.       Capital Budget.  Operator shall keep the Capital Budget under periodic review and shall use good faith, reasonable efforts to stay within the Capital Budget.  Operator may, without Owner’s consent, increase any line item on the Capital Budget by up to five percent (5%) of the aggregate Capital Budget, so long as the aggregate amount of all such increases do not exceed Twenty-Five Thousand Dollars ($25,000), adjusted annually for changes in the CPI.  Subject to the limitations set forth in Section 4.1.2 hereof, if Operator considers it necessary to revise and increase the Capital Budget by more than the foregoing limits, Operator shall notify Owner in writing, setting forth the reasons for the aggregate increase or line item increases and submit revisions for approval, which shall be deemed rejected unless approval is given by Owner to Operator within twenty (20) days after submission thereof.  Any disapproval shall be accompanied by a reasonably detailed explanation of Owner’s reasons for such disapproval.  Any dispute, if not settled within thirty (30) days, shall be resolved in accordance with the resolution procedure described in Article 16.  If the proposed Capital Budget anticipates any project which represents an upgrade in any of the facilities in the Hotel in the next Operating Year or in the one ensuing year thereafter, Operator shall so state in connection with the Capital Budget and explain the purpose of the upgrade.

4.3.          Books and Records.  Operator shall establish and maintain complete, proper, current and accurate records and books of account reflecting all material transactions of the Hotel and of Operator with respect to the Hotel.  Such books of account shall be kept in all material respects in accordance with the Uniform System, except as otherwise specified in this Agreement.

4.4.          Inspection of Books and Records.  Operator shall, on reasonable notice, afford to Owner, its accountants, attorneys and agents the right during normal business hours to inspect, at Owner’s sole cost and expense, the Hotel or examine and make extracts from the books and records of the Hotel.  Such inspections and examinations shall be made with as little disruption to the business operations of the Hotel as reasonably practicable.  The books and records of the Hotel shall be kept at the Hotel or, if Operator maintains a centralized computer system serving the Hotel, at the location of such centralized computer system with copies maintained at the Hotel.  Upon the termination of this Agreement, all such books and records shall forthwith be turned over to Owner so as to insure the orderly continuation of the operation of the Hotel, provided, however, that all such books and records shall thereafter be available for a period of five (5) years to Operator at the Hotel for inspection, audit, examination and copying, at all reasonable times, upon two (2) days’ prior notice.  If any such audit reveals a discrepancy of five percent (5%) or more in the stated Cash Flow, Operator shall reimburse Owner for Owner’s out-of-pocket costs relating to such audit and pay to Owner any amounts erroneously paid to Operator under this Agreement.

4.5.          Financial Reports.

4.5.1.       Financial Reports.  Operator shall deliver to Owner, within twenty (20) days after the end of each Accounting Month, unaudited financial statements (“Monthly Statements”) prepared from the books of account maintained by Operator and containing:  (i) a balance sheet as of the end of such Accounting Month; (ii) an income statement showing the results of operation of the Hotel for such Accounting Month and for the Cumulative Period in respect of such Accounting Month; (iii) Statement of Gross Revenue and Cash Flow including the source and application of funds statement for such Accounting Month and such Cumulative Period; and (iv) a Cash Flow and Capital Improvements projection for the upcoming ninety (90) day period.  The Monthly Statements shall also show:  (a) the amount of Base Fee earned and accrued for the fiscal period then ended; and (b) a comparison of the results of operations for the

Hotel for the fiscal period then ended with the Annual Plan and with the comparable period in the prior Full Operating Year.  The Monthly Statement shall include, either as part of the report or by supplemental schedule, sufficient information from which Owner can determine, for the period in question the reimbursements paid to Operator under Section 6.2.  Within ninety (90) days after the end of each Full Operating Year, Operator shall deliver to Owner and Landlord an annual statement for such Operating Year with an opinion thereon after an audit by a duly licensed independent certified public accounting firm retained by Owner or Landlord and approved by Operator (“Annual Statement’).  Such Annual Statement shall contain (1) a balance sheet as of the end of that Operating Year; (2) an income statement for the Operating Year; and (3) the calculation of Gross Revenue, Cash Flow, the Annual Operating Fee for such Operating Year in accordance with Section 7.1 below and shall be in accordance with the Uniform System and otherwise with generally accepted accounting principles, except as specifically modified herein.  The cost of preparing the Monthly Statements and the Annual Statement for an Operating Year shall be charged as an Operating Expense of the Hotel for such Operating Year.  If the opinion of such independent certified public accounting firm with respect to the matters set forth in such Annual Statement for an Operating Year shall be an unqualified opinion, then such Annual Statement shall be conclusive upon the parties hereto with respect to such matters and shall be deemed to be a final determination of Gross Revenue, Cash Flow and the Annual Operating Fee for such Operating Year, absent fraud, gross or manifest error, or breach of this Agreement.  Upon Owner’s or Landlord’s request, Operator shall also furnish Owner or Landlord with copies of the applicable Revenue Date Publication, guest satisfaction surveys and any other Customarily Applicable reports.

4.6.          Disclosure of Financial Reports.  Each of Owner, Landlord and Operator shall, with the prior consent of the other party, have the right to disclose the Monthly Statements, Annual Statement and other information regarding the operation and performance of the Hotel, and may, without consent, disclose such statements and information (as needed with appropriate undertakings of confidentiality by the disclosees, including execution of a confidentiality agreement) to its lenders, partners, shareholders, joint venturers, permitted assignees, prospective buyers, lenders and investors.  Such information may also be distributed internally by Owner, Landlord and Operator without prior consent by Owner, Landlord and Operator to their employees, and to their respective officers, directors, owners, partners, members, and to their accountants, attorneys, and representatives.  Furthermore, Owner or Landlord (or its partners) shall be permitted to disclose, without the consent of Operator, such information as may be recommended in good faith by its legal counsel in order to comply with financial reporting, securities laws and other legal requirements applicable to Owner or Landlord (or its partners), including any required disclosures to the Securities and Exchange Commission; provided, however, that Owner or Landlord and their respective partners shall use reasonable efforts to disclose no more such information than necessary for such compliance.  Any and all costs and expenses incurred by Operator related to this Section 4.6 shall be reimbursed by Owner or Landlord to Operator and shall not constitute Operating Expenses or be included in the calculation of Gross Operating Profit (i.e., such costs shall be borne by Owner as ownership costs).

4.7.          Coordination and Planning.  A representative and/or alternates of Owner shall meet at the Hotel with the general manager of the Hotel and an executive officer of Operator,

once each quarter or as may be otherwise agreed upon to review Hotel operations, the Annual Plan against performance, projections for the future and any other issues that may arise under this Agreement.  Such representatives may be changed upon written notice to the other party.  The primary objectives of the meeting will be to maintain clear, open lines of communication between Owner and Operator and to keep both Owner and Operator informed of the concerns, plans and observations that each may have as a result of the Hotel’s operations.  Owner and Operator shall each deal directly with and through the representative designated by the other, pursuant to this Section 4.7.

ARTICLE 5
REPAIRS, ALTERATIONS, AND RESERVES

5.1.          Repairs and Maintenance.  Except to the extent prevented by the events set forth in Section 8.2, Operator shall, pursuant to the expenditures included in the Annual Plan, use commercially reasonable and diligent efforts to repair and maintain the Hotel (other than such portions thereof as are leased to tenants who undertake a duty of repair and maintenance, in which case Owner shall cause such tenants to comply) in good order and condition and make all repairs thereto as may be necessary to operate at the Hotel Standard, subject to the availability of sufficient funds, and shall coordinate and provide general oversight in respect of the installation of Equipment in the ordinary course.  Subject to the applicable Annual Plan (and the availability of sufficient funds), Operator shall also make all Alterations required in Operator’s discretion for the proper maintenance and operation of the Hotel at the Hotel Standard pursuant to the terms and provisions of Operator’s then current form Renovation Service Agreement, as prepared for the appropriate level of Alteration then under consideration for the Hotel.

5.2.          Emergency Repairs.  If Operator shall, at any time, reasonably believe that (i) a dangerous condition exists at the Hotel, (ii) repairs or Alterations are required to comply with any applicable Legal Requirements or Insurance Requirements, or (iii) expenditures are required to eliminate a dangerous condition or to prevent further property damage arising out of fire, act of God, flood, earthquake or other like or unlike casualty or other emergency, Operator may take all steps and make, on behalf of Owner, utilizing the funds as described below in this Section 5.2, all reasonable expenditures necessary to cure such condition or make such repairs or Alterations, or which are otherwise so required, whether or not provided for in the applicable Annual Plan; provided, however, that Operator shall not make any such expenditures in excess of Fifty Thousand Dollars ($50,000) with respect to any single condition, occurrence or related series of events without Owner’s prior approval (which Owner shall not unreasonably withhold or delay), except to the extent required to avoid an imminent peril to human life or imminent risk of material property damage or liability, to avoid a criminal violation, or to avoid cancellation of any required insurance.  In the event of the circumstances described in clauses (i), (ii) and (iii) immediately above, Operator shall have the right, power and authority to use first all or part of the Replacement Reserve Fund, and second the monies in the Operating Accounts, for the making of such repairs or Alterations.  Owner shall immediately, and in no case later than ten (10) days after notice from Operator, together with appropriate documentation evidencing such expenditures, provide Operator with all funds necessary pursuant to this Section if adequate funds are not otherwise available if monies were used from the Replacement Reserve Fund or from the Operating Accounts, to replenish such account within thirty (30) days after notification.

Operator agrees to notify Owner in writing as soon as reasonably possible of any such emergency condition or situation, the cost of which exceeds Ten Thousand Dollars ($10,000) adjusted annually with the CPI and which are not included within the Annual Plan, and of the action taken or, if reasonably possible, the action proposed to be taken by Operator.

5.3.          Enforcement of Guaranties and Warranties.  Owner shall furnish or cause to be furnished to Operator copies of any guaranties and warranties relating to the Hotel and a summary of the expiration dates of such guaranties and warranties.  If any repairs or Alterations shall be made necessary by any condition against the occurrence of which the builder of any Renovation or construction or any supplier of labor or materials for the Hotel or any other party has provided a guaranty or warranty, then Operator shall use all commercially reasonable efforts to enforce such guaranty or warranty, and Owner will cooperate fully with Operator in such efforts.

5.4.          Replacement Reserve Fund.

5.4.1.       Contributions.  During each Operating Year, Owner shall, for each Accounting Month included in such Operating Year, pay into the Replacement Reserve Fund established in accordance with Section 3.5.2, an amount equal to the following percent of Gross Revenues (or such other amount as may be specified in the Annual Plan for such year):  (i) one percent (1%) during the first two Operating Years; (ii) two percent (2%) during the third Operating Year; (iii) three percent (3%) during the fourth Operating Year; and (iii) four percent (4%) during each Operating Year thereafter (the “Reserve Fund Amount”).

5.4.2.       Use.  Withdrawals from the Replacement Reserve Fund shall only be used for the purposes provided for in this Agreement, including purchase of Equipment, and shall only be made in accordance with the approved Capital Budget or as otherwise expressly authorized in this Agreement or by Owner in writing.  Additionally, withdrawals from the Replacement Reserve shall only require (or be permitted upon) the signature of Operator pursuant to the provisions of this Agreement.  The items of Equipment so replaced or added and paid for by Owner or from such Replacement Reserve Fund shall be and become, forthwith upon acquisition and installation, and without further act or action, the property of Owner and part of the Hotel.  Any amounts remaining in the Replacement Reserve Fund at the termination or expiration of the Term shall, after all other payments required under this Agreement have been made, be returned by Operator to Owner.

5.4.3.       Estimates and Additional Contributions.  The percentage contributions for the Replacement Reserve Fund described in Section 5.4.1 above are estimates.  As the Hotel ages, these percentages may not be sufficient to keep such Replacement Reserve Fund at the levels necessary to make the replacements and renewals to the Hotel’s Equipment, to make Alterations, or to maintain and repair the Hotel in accordance with the Hotel Standard.  If the aggregate amount for Equipment for the Hotel in the approved Capital Budget for an Operating Year exceeds the available funds in the Replacement Reserve Fund, following notice from Operator in accordance with Section 3.5.2, Owner shall, in its discretion, agree to either:

(a)           Increase Contribution.  Agree to increase the annual percentage set forth above to provide the additional funds required; or

(b)           Deposit.  Deposit the additional funds required in the Replacement Reserve Fund pursuant to Section 3.5.2; or

(c)           Loan.  Arrange to obtain outside financing for the additional funds required, and deposit such financing proceeds in the Replacement Reserve Fund.

ARTICLE 6
ANNUAL OPERATING FEE AND REIMBURSEMENT TO OPERATOR

6.1.          Annual Operating Fee.  For each Operating Year, Operator shall be paid, in respect of its management and operating services hereunder, an annual fee (the “Annual Operating Fee”) consisting of the Base Fee described below.

6.1.1.       Base Fee.  The “Base Fee” shall be equal to two and one half percent (2.5%) of Gross Revenues, plus an additional amount (the “Holdback”) equal to one-quarter percent (0.25%) of Gross Revenues, if the Hotel meets or exceeds ninety percent (90%) of the Operating Plan, and an additional one-quarter percent (0.25%) of Gross Revenues if the Hotel meets or exceeds one hundred percent (100%) of the Operating Plan.

6.1.2.       Time and Manner of Payment.  The Base Fee shall begin accruing upon the Opening Date and shall be payable (less the Holdback) in monthly installments for the prior Accounting Month (pro-rated for any partial Accounting Month).  The Base Fee (less the Holdback) shall be paid by Operator by withdrawing the same from the Operating Accounts contemporaneously with or at any time after delivery to Owner of the Monthly Statements for the prior Accounting Month.  The Holdback shall be payable on an annual basis within ninety (90) days after the close of each Operating Year upon delivery of the annual statement for such Operating Year.

6.1.3.       Annual Reconciliations.  If, for any Operating Year, the amount of the installments of the Annual Operating Fee paid to Operator shall be less than or more than the actual Annual Operating Fee payable for such Operating Year, based upon the final determination of Gross Revenue for such year in the Annual Statement, then, within fifteen (15) days after the delivery of such Annual Statement to Owner, Operator shall withdraw from the Operating Accounts the net amount of any such underpayment or, if overpaid, pay into the Operating Accounts the net amount of overpayment.

6.2.          Reimbursement of Operator.  In addition to the Annual Operating Fee, Operator shall be entitled to pay or reimburse itself from the Operating Accounts for the following expenses:

(a)           Out-of-Pocket Costs;

(b)           Compensation;

(c)           any amounts advanced by Operator in accordance with this Agreement; and

(d)           subject to Owner’s approval, which will not be unreasonably withheld, reasonable costs (without markup for premium or profit), fees, and expenses for labor negotiations, legal counsel, Alterations, Restoration or Condemnation programs and special market studies which involve a substantial time commitment of Operator’s Corporate Personnel or the engagement of outside professionals in connection with the Hotel and its operations and which are outside of the ordinary course, and are not customarily part of Operator’s general overhead and administrative expenses.

Unless otherwise provided in this Agreement, the reimbursements provided for in this Section 6.2 shall include only reasonable direct Out-of-Pocket Costs that are for the exclusive benefit of the Hotel or, if not for the exclusive benefit of the Hotel, after deduction for any portions thereof properly and equitably allocated to any other Participating Hotel.  Whenever any reimbursement due Operator under this Section or any other provision of this Agreement shall be subject to a gross receipts or similar tax under applicable law, Owner shall remit reimbursement to Operator, together with such tax payable thereon, so that Operator shall receive such reimbursement net of any taxes or similar charges.

ARTICLE 7
INSURANCE

7.1.          Insurance to Be Maintained During Term.  At all times during the Term, Owner shall procure and maintain, on behalf of Owner and Operator, insurance coverage respecting the Hotel as described in this Article 7 and further as required by Beneficiary.  All premium and other costs of such insurance, and any applicable deductibles or co-insurance requirements, shall be an Operating Expense of the Hotel.  If Owner and Operator shall mutually agree, Operator shall procure such insurance, as an Operating Expense of the Hotel.

7.1.1.       Liability.  Commercial general liability insurance including property damage, personal injury or death, including I.S.O. Broad Form Extensions; liquor law liability; innkeeper’s legal liability; blanket contractual liability; advertising liability; automobile liability, including owned and non owned vehicles; and garage keeper’s legal liability, all with limits equal to Operator’s customary limits on similar properties managed by Operator, but not less than Ten Million Dollars ($10,000,000) combined single limit coverage for personal injury or death and for damage to property resulting from any occurrence; provided however, that the limits under any garage keeper’s legal liability policy shall be the maximum available limits and, if reasonably available, shall be on a direct primary basis.  These policies shall be specifically endorsed to provide that the insurance will be deemed primary to any policy held by Owner.

7.1.2.       Property.  Insurance covering the perils of direct physical loss as provided by the causes of loss special form, or its equivalent, including, specifically, sprinkler leakage damage, vandalism, malicious mischief, increased cost of construction, and contingent liability due to operation of building laws as well as delayed opening or extended period of indemnity insuring all real and personal property, in an amount not less than the full replacement cost value of the Hotel and contents, less reasonable deductibles as agreed.  If available and financially practicable in the reasonable judgment of Owner and Operator, or if and to the extent required by a Beneficiary, earthquake and flood insurance coverage may also be obtained in amounts as may be determined or required.  Such insurance coverage shall be annually reviewed by Owner and shall be deemed approved unless Owner requests in writing a higher amount which is available upon commercially reasonable terms from the insurance company;

7.1.3.       Equipment.  Insurance on the Hotel on a comprehensive form against loss or damage from an accident to and/or caused by boilers, heating apparatus, pressure vessels, pressure pipes, electrical or air conditioning equipment, in an amount as Operator shall reasonably deem advisable, but not less than One Million Dollars ($1,000,000);

7.1.4.       Business Interruption.  Business interruption insurance against the perils enumerated in subsections 8.1.2 and 8.1.3 above, in amounts as determined by Operator, provided, however, to the extent such insurance is available on commercially reasonable terms, Operator shall have the right to require “specific insurance” or endorsements which will pay for up to one (1) year to Operator, during any covered business interruption, an amount equal to its Annual Operating Fee for the last Operating Year prior to the occurrence of such interruption and Owner shall have the right to require “specific insurance” or endorsements which will pay for up to one (1) year all debt service with respect to the Hotel;

7.1.5.       Employment Insurance.  Worker’s compensation and other health, disability and/or other similar insurance as may be required by law or as Operator shall deem advisable.  Employer’s Liability Coverage in an amount not less than One Million Dollars ($1,000,000).  Employment Practices Liability project insurance for this Hotel with a policy limit of One Million Dollars ($1,000,000) and a deductible of Fifty Thousand Dollars ($50,000) per claim, including third party coverage;

7.1.6.       Fidelity.  Comprehensive crime insurance, including fidelity and dishonesty insurance, and money and securities insurance in such amounts as Operator shall deem advisable but not less than Two Hundred Fifty Thousand Dollars ($250,000), which policy shall specify that any loss involving funds of Owner shall be payable to both Operator and Owner; and

7.1.7.       Additional.  Such additional insurance as may be required by any Beneficiary, together with insurance against such other risks as it is now, or hereafter may be, customary to insure against in the operation of similar property, considering the nature of the business and the geographic and climatic nature of the Hotel’s location.

7.1.8.       General.  All insurance described above shall be with companies which have a Best rating of AVIII or better and in the form of “occurrence insurance” to the extent available on a commercially reasonable basis.  Qualified self insured workers’ compensation groups are also allowed to provide workers’ compensation insurance.  Excess insurance for any self insured group must comply with the AVIII financial requirement.  Owner shall deliver to Operator certificates of insurance and certified duplicates of all such policies of insurance, including existing, additional and renewal policies, at least seven (7)) days prior to the Opening Date or the expiration of the coverage then in effect.

7.1.9.       Claims Made.  To the extent any insurance is effected on a “claims made” or other than occurrence policy, Owner shall obtain on behalf of Owner and Operator: (i) coverage for extended reporting of claims occurring in all previous “claims made” policies.  This is commonly provided by the declaration of a “retroactive date.”  Such date shall be no later than the effective date of the first “claims made” policy respecting the Hotel; and (ii) in the event such “claims made” coverage is terminated at any time, Owner agrees to purchase prior to and effective as of the termination of such coverage and retain in effect “extended reporting coverage” for a period of not less than three years from the termination of such coverage.  The obligations of Owner under this Section 7.1.9 shall survive the expiration or earlier termination of this Agreement.

7.2.          Endorsements.  Each policy of insurance provided for in this Article 7 shall have attached thereto: (i) if available, an endorsement that such policy shall not be canceled or coverage reduced materially without at least thirty (30) days’ prior written notice to Owner, Operator and any Beneficiary, and (ii) if available, an endorsement to the effect that no action or omission of a party hereto shall affect the obligation of the insurer to pay the full amount of any loss sustained to the other party hereto and any other parties insured under such policy.  The public liability policy shall have the following endorsements (if available):  (u) deleting any employee exclusion on personal injury coverage, (v) including employees as additional insureds, (w) providing for blanket contractual coverage, (x) deleting any liquor liability exclusions, and (y) providing for coverage of employers automobile non-ownership liability. If the endorsement specified in clause (x) of the preceding sentence is not available, then Owner shall obtain separate “dram shop” liability insurance in an amount of at least Two Million Dollars ($2,000,000).

7.3.          Parties Insured.  All policies of insurance obtained under this Article 7 shall be carried in the name of Owner and Operator, and such additional insured’s, including beneficiaries, losses thereunder shall be payable to the parties as their respective interests may appear.  All liability insurance shall name Owner, Operator, and their respective officers, partners, shareholders, directors, agents, and employees, as insureds.  The public liability insurance shall provide for severability of interest, provide that an act or omission of one of the insureds or additional named insureds which would void or otherwise reduce coverage shall not reduce or void the coverage as to the insured or other additional insureds, and afford coverage for all Claims based on acts, omissions, injury and damage which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period.

7.4.          Waiver of Liability.  Neither Operator nor Owner shall assert against the other, and each does hereby waive with respect to the other to the extent it is legally possible to do so, any Claims incurred or sustained by it on account of damage or injury to Persons or property arising out of the ownership, operation or maintenance of the Hotel, to the extent that the same are covered by the proceeds received as a result of any insurance, so long as such waiver does not adversely affect such insurance coverage.  Owner or Operator, as the case may be, shall cause all policies to contain a waiver of subrogation clause to the extent the same shall be available at no extra cost and shall notify the other if a waiver of subrogation clause is not available at no extra cost, to permit Owner and Operator to determine if additional payments should be made to obtain the waiver of subrogation clause.  The provisions of this Section are intended to restrict each party (as permitted by law) to recovery against insurance carriers to the extent of such coverage and waive fully, and for the benefit of each, any rights and/or Claims which might give rise to a right of subrogation in any insurance carrier.  Operator does not purport to be an advisor on insurance matters and as between Owner and Operator; it shall be Owner’s responsibility to cause itself to be adequately insured.  Operator shall not be liable for defects in coverage it procures for Owner or the Hotel, provided Operator has relied upon the informed judgment of licensed insurance brokers experienced in hotel insurance matters.

7.5.          Blanket Insurance.  Insurance coverage provided by Operator, if any, as provided under this Article 7, may be effected under policies of blanket insurance, which may cover other properties owned or managed by Operator or its Affiliates, and, where applicable, an allocable portion of the premiums therefor shall be charged to the operation of the Hotel.  Any blanket policies of insurance maintained by Operator pursuant to the provisions of this Article 7 may contain such deductible provisions and such other provisions as are customary with respect to other hotels owned or managed by Operator or its Affiliates.

7.6.          Investigations of Claims and Reports.  Operator shall promptly investigate and, as soon as reasonably practicable, report to Owner as to any accident at or about the Hotel, which, in Operator’s reasonable judgment, either are uninsured and may involve amounts of Five Thousand Dollars ($5,000) or more, or are insured, but may involve damage of Twenty Thousand Dollars ($20,000) or more (including the estimated cost of any repairs required), and shall prepare any and all reports required by any insurance company in connection therewith.

ARTICLE 8
DEFAULT AND REMEDIES

8.1.          Events of Default.

8.1.1.       Events of Default on the Part of Either Party.  The following shall constitute Events of Default hereunder on the part of either party:

(a)           Monetary.  The failure of the defaulting party to pay to the non-defaulting party when due any sum which may become due hereunder within fifteen (15) days after receipt by the defaulting party of a notice from the non-defaulting party specifying such failure;

(b)           Non-Monetary.  The failure by the defaulting party timely to perform, keep or fulfill any of the material terms, covenants, undertakings, obligations or conditions set forth in this Agreement, other than those referred to in Sections 8.1.1(a), 8.1.1(c), 8.1.2 or 8.1.3, and the continuance of such failure for a period of thirty (30) days after receipt by the defaulting party of notice thereof from the non defaulting party specifying such failure, provided that in the event such failure is amenable to cure and is of a nature that it cannot, with due diligence, all commercially reasonable efforts, and in good faith, be cured within thirty (30)

days, it shall not constitute an event of default unless such defaulting party fails to proceed promptly and with due diligence, all commercially reasonable efforts, and in good faith to cure the same, and thereafter to prosecute the curing of such failure with due diligence and in good faith (it being intended that, in connection with a failure not susceptible of being cured with diligence and in good faith within thirty (30) days, the time of such defaulting party within which to cure the same shall be extended for such period as may be necessary for the curing thereof with due diligence, all commercially reasonable efforts and in good faith);

(c)           Insolvency.  If the defaulting party shall apply for or consent to the appointment of a receiver, trustee or liquidator of such party or of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or agreement with creditor or take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating such party a bankrupt or insolvent or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator of such party or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of ninety (90) consecutive days.

8.1.2.       Additional Specific Events of Default on the Part of Owner.  In addition to Section 8.1.1, the following shall constitute events of default hereunder on the part of Owner (and upon the occurrence of any such event, Owner shall be deemed to be the “defaulting party” and Operator the “non-defaulting party”):

(a)           Licenses.  If without the fault of Operator and despite Operator’s commercially reasonable efforts, any license required for the performance of Operator’s obligations under this Agreement or for operation of the Hotel (including but not limited to, the restaurant and any liquor license) is not timely issued or is at any time during the Term suspended, terminated or revoked, unless such non-issuance, suspension, termination or revocation is rectified within thirty (30) days;

(b)           Transfer.  If Owner shall Transfer or purport to Transfer the Hotel or any part thereof, or Owner’s interest therein or any part thereof, without the conditions set forth in Section 12.2 being satisfied; or

(c)           Encumbrances.  If Owner shall encumber or purport to encumber the Hotel or any part thereof, or Owner’s interest therein or any part thereof, by a Deed of Trust, except in compliance with the provisions of Section 11.1 hereof.

8.1.3.       Additional Specific Events of Default on the Part of Operator.  In addition to Section 8.1.1, the following shall constitute events of default hereunder on the part of Operator (and upon the occurrence of any such event Operator shall be deemed to be the “defaulting party” and Owner shall be the “non defaulting party”):

(a)           Suspension of Operations.  If, due to fault of Operator, the operation of the Hotel is suspended for more than sixty (60) days; and

(b)           Assignment.  If Operator shall assign or purport to assign any part of Operator’s interest in this Agreement, except in compliance with Section 12.1.

8.2.          Excused Non Performance.  Notwithstanding anything elsewhere in this Agreement, Operator shall be excused from the performance of any obligation hereunder (including the obligation to operate the Hotel in conformity with the Hotel Standard), and shall not be deemed in default, to the extent that, and for such period of time as such performance is prevented by Force Majeure, a breach of this Agreement by Owner or a limitation on Operator’s ability to expend funds in respect of the Hotel (for example, the limitations contained in Section 5.4 respecting moneys available for the replacement of, and additions to, Equipment or Annual Plan limitations on expenditures) due to Owner’s act or failure to act upon Operator’s request for funds (provided Operator has provided Owner with reasonably timely notice of the need for additional funds and that the failure to expend funds by reason of the operation of such limitation shall reasonably prevent Operator from meeting such obligation).  Nothing in this Section 8.2 shall excuse either Owner or Operator from performance of any obligation of such party to pay or advance money as provided in this Agreement.

8.3.          Remedies.

8.3.1.       Right to Termination.  If an Event of Default shall occur, the non defaulting party may, at its option, give to the defaulting party notice of intention to terminate this Agreement after the expiration of a period of thirty (30) days from the date of such notice if the default has not been cured prior to expiration of such thirty (30) day period, and, upon expiration of such period, this Agreement shall terminate on the date specified in the notice.  Such termination shall be without prejudice to any right to any and all remedies (including specific performance and other equitable relief or any and all right to damages) which the non-defaulting party may have against the defaulting party under applicable law or equity subject to the terms of this Agreement.

8.3.2.       Injunction and Specific Performance.  In the event of any breach of the covenants by Owner or Operator contained in this Agreement, the other party shall be entitled to relief by injunction or a suit for specific performance and, if appropriate and otherwise permitted pursuant to this Agreement, to all other available legal or equitable rights or remedies.

8.3.3.       Effect of Prohibited Assignment.  Any assignment by either party of this Agreement in violation of the provisions of Article 12 shall be null and void at the sole discretion of the party whose rights pursuant to Article 12 were violated upon such assignment.

8.3.4.       Self Help.  If Owner shall fail to make any payment to any third party or to perform any other act or obligation to be made or performed by Owner pursuant to this Agreement or any Deed of Trust, and such failure is not cured within fifteen (15) business days after Operator gives Owner written notice thereof and of Operator’s intent to exercise its right of self-help under this Section 8.3, then Operator shall have the right (but not the obligation) in addition to any other rights at law or equity, or otherwise provided in this Agreement, in its sole discretion without waiving or releasing any other rights or remedies and without further notice or demand on Owner:  (i) to advance its funds in payment of any reasonable expenses of the Hotel, capital expenditures, or any other expenditures provided for in the Annual Plan that Owner is obligated to make pursuant to this Agreement, (ii) to take any action on behalf of Owner that Owner is obligated to take under this Agreement, (iii) utilize funds in the Operating Accounts, Sub-Accounts, or Replacement Reserve Fund, as provided in this Agreement, and (iv) to be reimbursed for any such advances and recover the reasonable cost of such actions from the Operating Accounts, Sub-Accounts, or Replacement Reserve Fund, in each case with interest thereon at the Effective Rate from the date of advance or expenditure.  If Operator elects to pay any amount out of its own funds as a result of actions taken under the foregoing sentence, Owner shall repay Operator on demand all amounts reasonably so expended and all reasonably necessary substantiated incidental costs and expenses incurred by Operator in connection with the performance of such acts or obligations, with interest thereon at the Effective Rate, from the date of such expenditure by Operator to the date of repayment by Owner.

ARTICLE 9
TERMINATION

9.1.          Termination on Transfer.  Upon thirty (30) days advance notice to Operator, Owner shall have the right to terminate this Agreement in conjunction with a bona fide Transfer of all of the Hotel or a bona fide Transfer of all of the ownership interests in Owner, whether in an arm’s-length transaction to any entity which is not an Affiliate of Owner or to an Affiliate of the Owner, or if the Smith Investor (as such term is defined in the Limited Liability Company Agreement of Landlord (the “Landlord LLC Agreement”) ceases to be a member of Landlord and in connection therewith the Smith Investor is paid all amounts due to the Smith Investor under the Landlord LLC Agreement in connection therewith.

9.1.1.       Termination Fee.  In the event the termination date is more than four (4) years following the Opening Date, then Owner shall pay to Operator, or cause to be paid to Operator, at the time of such termination pursuant to this Section 9.1, a “Termination Fee” in an amount equal to the Annual Operating Fee earned by Operator for the Twelve (12) month period immediately preceding the termination date.  In the event the termination date is less than four (4) years following the Opening Date, then Owner shall pay to Operator, or cause to be paid to Operator, at the time of such termination pursuant to this Section 9.1, a “Termination Fee” in an amount equal to the net present value of the Annual Operating Fee to be earned by Operator from the date of termination to the date which is the end of the fifth Full Operating Year of this Agreement, based upon the projected income and expenses of the Hotel for the fourth Full Operating Year (with such projected income and expenses to be divided by twelve (12) and multiplied by the number of months from the date of termination to the date which is the end of the fifth Full Operating Year of this Agreement for purposes of calculating the Termination Fee) as delivered to Owner on or before the Opening Date.  The discount factor to be applied to the calculation of net present value shall be the prime rate or if not available the substitute or replacement for the prime rate as then published in the Wall Street Journal on the date of the notice of termination.

9.1.2.       Operator Principal.  If neither James L. Smith nor Marcia Smith Niedringhaus maintains an active role in the management of Operator and the business of the Hotel, then upon not less than sixty (60) days prior written notice, Owner may elect to terminate this Agreement with no obligation for payment of the Termination Fee; provided however, that Owner shall not have the right to terminate this Agreement pursuant to this Section 9.1.2 and this Agreement shall continue in effect if (i) both of James L. Smith and Marcia Smith Niedringhaus are precluded from maintaining an active role as described above by reason of the death or disability of such individuals, and (ii) within ninety (90) days after receipt by Operator of notice of termination under this Section 9.1.2, the holders of the membership interests in Operator (including heirs of James L. Smith or Marcia Smith Niedringhaus) submit as a replacement for James L. Smith and Marcia Smith Niedringhaus an experienced hotel manager (subject to Owner’s approval, not to be unreasonably withheld or delayed).

9.1.3.       Non-Termination.  If Owner does not elect to terminate the Agreement pursuant to this Section 9.1, then such right of termination with respect to such Transfer shall be deemed waived, this Agreement shall remain in full force and effect pursuant to its terms and no Termination Fee shall be payable.

9.2.          Performance Termination.  Subject to the provisions of this Section 9.2, Owner may terminate this Agreement in accordance with the procedure described in Section 9.2.2 if for any two (2) consecutive Full (i.e., twenty-four (24) consecutive months) Operating Years (each a “Measurement Year”), each of the following is applicable for both of such Measurement Years:

(a)           The Gross Operating Profit (excluding utility costs and costs and expenses related to  Sections 3.17 and 4.6) for such Measurement Year is less than ninety percent (90%) of the budgeted Gross Operating Profit (excluding utility costs and costs and expenses related to Sections 3.17 and 4.6) set forth in the approved Annual Plan for such Measurement Year; and

(b)           The RevPAR Penetration Index of the Hotel within the Competitive Set for such Measurement Year is less than eighty percent (80%) for the calendar year 2007, or ninety percent (90%) for each calendar year thereafter.

9.2.2.       Termination Notice.  Owner shall exercise its right to terminate this Agreement pursuant to this Section 9.2 by written notice to Operator given within sixty (60) days after receipt by Owner of the Annual Statement for the second of the two Measurement Years along with the applicable Revenue Data Publication information.  Failure of Owner to deliver a termination notice to Operator within such sixty (60) day period shall be deemed a waiver by Owner of its right to terminate this Agreement pursuant to this Section 9.2 for such Measurement Years.  The right of termination of Owner under this Section 9.2 shall not be exercisable in the event that the applicable level of Gross Operating Profit, RevPAR Penetration Index or Cash Flow is not achieved as a result of: (i) a Force Majeure Event; (ii) a material reduction in occupancy resulting from a Force Majeure Event; (iii) a material reduction in available room nights resulting from a Capital Improvement program at the Hotel; (iv) failure of Owner to provide Working Capital or funds to maintain the Hotel in accordance with the Hotel Standard after applicable notice from Operator as provided in Section 3.6; (v) a casualty; or (vi) a taking by eminent domain.

9.2.3.       Cure Right.  The provisions of this Section 9.2 to the contrary notwithstanding, if Owner shall have the right to terminate this Agreement pursuant to this Section 9.2 and shall send a notice of such termination in accordance with this Section, within sixty (60) days after receipt by Operator of such notice Operator shall have the right (the “Cure Right”), but not the obligation, to pay to Owner the Cure Payment (as defined in Section 9.2.4 below).  In the event Operator elects to make such payment, Owner’s notice of termination shall be deemed withdrawn and Owner shall not have the right to send another notice of termination unless the conditions of this Section 9.2 are met either (i) in the next Full Operating Year or (ii) for each of two (2) consecutive Full Operating Years thereafter.  Failure to meet performance tests for three (3) consecutive Full Operating Years will result in Owner’s right to terminate Operator regardless of any curing on the part of Operator.  Operator’s right to cure the performance failure shall be limited to two (2) cures during the Term, but Operator cannot cure performance failure in consecutive years.

9.2.4.       Cure Payment.  The Cure Payment shall equal the difference between (y) ninety percent (90%) of the Gross Operating Profit set forth in the approved Annual Plan for the second of the two applicable Measurement Years giving rise to Owner’s right to terminate, and (z) the actual Gross Operating Profit for such Measurement Year.

9.3.          Rights and Obligations on Termination.  Unless otherwise specifically provided in this Agreement, the termination of this Agreement shall not affect the rights of either party with respect to liability or claims accrued, or arising out of events occurring prior to the date of the termination or specific rights which the Agreement provides shall survive termination.  Upon the termination of this Agreement for any reason under this or any other Article (including expiration of the Term), the following rights, which shall survive termination of the Agreement, shall be applicable in addition to, and without limiting the rights of Owner or Operator pursuant to this Agreement at law or equity:

9.3.1.       Amounts Due; Receivables.  All accrued unpaid fees, charges, reimbursements, and other payments due Operator as of the date of termination (including but not limited to any portion of any Annual Operating Fee, Compensation and any Out-of-Pocket Costs) shall be paid by Owner to Operator within ten (10) days after the remittance to Owner by Operator of statements therefor.  All other accrued and unpaid amounts, charges, reimbursements, and other payments due from Owner pursuant to this Agreement shall be paid by Owner to Operator within thirty (30) days of termination or expiration, including, without limitation, Owner’s payment of (i) the Termination Fee, if due pursuant to this Article 9 and (ii) all other sums due and owing to Operator as set forth in the preceding sentence.  All Operating Accounts and any remaining funds therein after payment of the foregoing shall be transferred to Owner.  All receivables of the Hotel outstanding as of the effective date of termination, including, without limitation, guest ledger receivables, shall continue to be the property of Owner.  Operator will reasonably cooperate with Owner, at Owner’s sole cost and expense, in the collection of any such outstanding receivables and will remit to Owner any amounts collected directly by Operator after the effective date of termination which relate to such receivables less any amount outstanding due Operator.  At termination, Owner shall be responsible for all liabilities and payment of Operating Expenses.

9.3.2.       Miscellaneous.  Operator shall have the option, to be exercised at any time prior to the expiration of thirty (30) days after such termination, to purchase, (i) at a price equal to the Operating Supplies acquisition cost thereof to Owner or Operating Equipment book value, as applicable, any of the Operating Equipment and Operating Supplies, if any, that bear or are marked with any Trademarks, and (ii) any other items bearing the Trademarks at a reasonable price to be agreed upon between Owner and Operator.  In the event that Operator shall not exercise such option, Owner covenants and agrees that any such items not so purchased shall be used exclusively, if at all, in connection with the operation of the Hotel until the earlier of (i) seven (7) days after termination or (ii) they are consumed, but Owner shall not reorder any such items or otherwise use or permit the use of any items bearing or marked with the Trademarks.  Within fourteen (14) days after such termination, Owner shall, at its own cost and expense, cause to be removed from the Hotel any and all signs which display or include any Trademarks.  In the event of any breach of the covenants by Owner contained in this paragraph 9.3.2, Operator shall be entitled to damages, relief by injunction, and to all other available legal rights or remedies, and this provision shall survive the expiration or sooner termination of the Agreement.

9.3.3.       Permits.  To the extent assignable, Operator shall assign and transfer to Owner all of Operator’s right, title and interest in and to all liquor, restaurant and other licenses and permits, if any, with respect to the Hotel. Operator shall provide Owner with a complete listing of all permits and licenses (whether or not in Operator’s name or in the name of Owner) as soon as reasonably practicable prior to the effective date of termination so as to permit Owner or successor operator sufficient time to apply for new licenses or permits or to effect transfer to Owner’s name or the name of successor operator.  With respect to any non-transferable licenses or permits, Operator agrees that it shall cooperate with Owner and successor operator in obtaining new licenses or permits and continuing to operate under the existing licenses or permits to the extent necessary and permitted under applicable law, with the intention that there be no interruption of business at the Hotel in the ordinary course; provided, however, if Owner continues to operate under the existing licenses or permits in Operator’s name, Owner shall provide Operator with an indemnification agreement reasonably acceptable to Operator, and in no event shall Operator be required to maintain such licenses or permits for more than one hundred eighty (180) days after termination of this Agreement.  The foregoing shall be without fee or other compensation to Operator provided, however, that if Operator has expended any of its own funds in connection with the foregoing in this Section 9.3.3, or the acquisition of such licenses or permits, Owner shall reimburse Operator therefor.

9.3.4.       Termination Fee.  To the extent payable pursuant to Section 9.1, the Termination Fee shall be paid by Owner on the termination date.

9.3.5.       Vacate.  Operator shall peacefully vacate and surrender the Hotel to Owner, and shall deliver to Owner any and all Equipment (along with then existing warranties, operating instructions, and service contracts), Operating Equipment and Operating Supplies (except as otherwise provided in Section 9.2.2), keys, locks and safe combinations, reservation lists, ledgers, bank statements for the Hotel Operating Accounts, Sub-Accounts, budgets, accounting books and records, insurance policies, bonds and other documents, memoranda, schedules, lists, contracts, agreements, leases, licenses, complete copies of guest lists and guest history files, correspondence, other files and records generated by Operator in the course of operating the Hotel and relating primarily to the Hotel, software used in the accounting, reservation and other systems of the Hotel and any licenses required for use thereof (excluding any software proprietary to Operator or its Affiliates), all depository accounts for the Hotel including the Operating Accounts, Sub-Accounts and the Replacement Reserve Fund, and other items required for the operation of the Hotel.  Notwithstanding the foregoing, Operator shall not assign to Owner pursuant to the foregoing sentence any Proprietary Information of Operator.  Hotel guest lists compiled for Hotel guests during the Term and maintained at the Hotel shall be deemed jointly owned by Owner and Operator and may be used after the Term by each of them as each of them shall determine.  Accounting and other books and records shall include all electronic as well as paper records, except in the case of any software that is proprietary to Operator or its Affiliates.

9.3.6.       Management Transition.  Operator shall cooperate in all reasonable ways in the transition of the operation and management of the Hotel to Owner or Owner’s new operator and to effect an orderly and expeditious transition of management functions, with as little hindrance to the operation of the Hotel as reasonably practicable and, if such termination is an early termination prior to the expiration of the Term, notwithstanding the effective date of termination Operator shall cooperate in a good faith professional manner for up to ninety (90) days thereafter so long as any reasonable out of pocket costs incurred by Operator in connection therewith shall be reimbursed to Operator promptly upon request therefor.  The provisions of this Section 9.3.6 shall govern with respect to specific matters relating to the transition of management of the Hotel.

9.3.7.       Notification of Vendors; Assignment or Termination of Service Contracts.  Operator shall notify in writing all then current suppliers of goods or services to the Hotel of the impending change in management of the Hotel.  Operator will assign to Owner all service and supply contracts for the Hotel which Operator made in its own name in accordance with this Agreement, except for contracts which may not be assigned, or which are “blanket” contracts covering multiple Operator-managed hotels, or which are with an Operator Affiliate or which can be terminated without penalty upon termination and which Owner timely requests be terminated as of the date of termination of this Agreement.

9.3.8.       Bookings.  Operator shall, no later than the effective date of termination, provide Owner with a complete list of all bookings, the terms applicable thereto, and the amount of advance deposits (if any) received with respect to each such booking.  Owner will assume and fully indemnify Operator with respect to any advance deposits theretofore received by Operator, on behalf of the Hotel to the extent the same have been deposited in the Operating Accounts, or in a separate segregated account which shall be turned over or credited to Owner.

9.3.9.       Notification of Customers.  Upon Owner or Owner’s new operator’s request (which request shall be no earlier than sixty (60) days nor less than thirty (30) days prior to termination), providing Owner or Owner’s new operator with sufficient information to enable the notification of each Person then holding or booking a reservation for guest, banquet, conference or meeting rooms or facilities at the Hotel for periods including or following termination of the impending change in management.  If Owner or Owner’s new operator decides not to provide such notification, Operator, for the sole purpose of providing notice as a courtesy to such Persons and not intended for the purpose of causing cancellations or for solicitation of the subject business for the same room nights or booking transaction, shall have the right to make such notification to each Person then holding or booking a reservation for guest, banquet, conference or meeting rooms or facilities at the Hotel for periods including or following termination of the impending change in management.

9.3.10.     Turn-Over of Guest Property.  Operator and Owner will employ customary procedures on the date of termination for the transfer of custody of and responsibility for guest property checked with the Hotel, including stored luggage (which will be inventoried and tagged) and safe deposit boxes (each of which will be sealed until the depositor has been notified to check the contents, then opened in the presence of a representative of each of Operator and Owner).

9.3.11.     Financial Statements.  Operator shall prepare and deliver to Owner, within thirty (30) days following the effective date of expiration or termination, an accounting as described in Section 4.5, which accounting shall be in final form to the extent practicable, the cost of which shall be an Operating Expense.  Operator shall continue to cooperate with Owner and be available, and make any books and records available to the extent necessary, in order for Owner and the accountants to prepare the Annual Statement for the last such Operating Year as provided in Section 4.5, including specifically the period up to the termination date together with the calculation of the amount of the Annual Operating Fee to the termination date.

9.4.          WARN Act; 401(k) Compliance.

9.4.1.       Warn Act.  Owner acknowledges that Operator or its Affiliate may have an obligation under federal, state, or local law to give advance notice to Hotel Personnel of any termination of their employment, and that failure to comply with any such notification obligation could give rise to civil liabilities.  Therefore, notwithstanding anything to the contrary contained in this Agreement, Owner shall indemnify, hold harmless and defend Operator and its Affiliates from and against any such liabilities based on Owner’s actions (including terminating this Agreement) which give rise to such a notification obligation on the part of Operator or any of its Affiliates, unless Operator (or its Affiliate) is given or would otherwise have adequate opportunity to comply with such obligation.

9.4.2.       401(k) Compliance.  On any termination or expiration of this Agreement, whether by transfer of the Hotel, expiration of the Term, or early termination through exercise of other rights of the parties hereto, if the successor employer will, or intends to, offer a 401(k) plan for the Hotel Personnel, and if the Hotel Personnel participate in a 401(k) plan at such time, Owner or its successor (or the successor of Operator) shall offer a 401(k) plan to such of the participating employees who will continue to work at the Hotel thereafter, and the new Owner or successor Operator shall accept a trust-to-trust transfer of the participants’ 401(k) assets in a manner that complies with applicable, federal requirements and Operator will make such transfer and will indemnify Owner against, and will contribute, any theretofore unfunded matching funds contributions required under Operator’s plan for the Hotel Personnel and any penalties stemming from any such underfunding or other violations by Operator under the 401(k) plan of the Hotel prior to the transfer.

ARTICLE 10
DESTRUCTION

10.1.        Substantial Damage.  Subject to reinstatement as provided below, if a substantial part of the Hotel shall be materially damaged by fire or other casualty, either party may, within ninety (90) days after the occurrence of such event, give notice to the other terminating this Agreement.  For purposes of this Section 10.1, the Hotel shall be deemed to have been substantially damaged if either: (i) the estimated cost of the Restoration shall exceed fifty percent (50%) of the estimated cost (excluding foundation, footing and excavation cost) of replacing the Hotel by constructing, furnishing and equipping, in accordance with the Legal Requirements, Insurance Requirements and requirements under any lease, or Deed of Trust then in effect, a new hotel on the Premises which shall be substantially the same or better than the Hotel, as it was immediately prior to such casualty; or (ii) the length of time required for Restoration shall be in excess of twenty four (24) months from the date of such casualty.  Any insurance proceeds paid under any business interruption or similar insurance policy for loss of income and profits shall be apportioned between Owner and Operator taking into account the terms of this Agreement with Operator’s claim against such proceeds measured by the portion of such proceeds necessary to recover the Annual Operating Fee and Operator’s reimbursed expenses for the period of time covered by such insurance.  Notwithstanding the foregoing, if within three (3) years following such substantial damage Owner shall commence Restoration and shall proceed therewith, Operator shall have the right (but not the obligation) at any time to elect, within ninety (90) days of the date upon which Operator becomes aware that such Restoration has commenced, that this Agreement shall be deemed reinstated in accordance with all the terms and conditions hereof; provided, however, that Operator’s duties shall be suspended until the Hotel is substantially ready to be reopened and the termination date (and Term) shall be extended to reflect the period during which business interruption insurance in amounts less than all amounts that would otherwise be paid to Operator under Section 7.1 above was paid to Operator while the Hotel is closed.  Within one hundred eighty (180) days following the event of damage or destruction Owner shall notify Operator that it either elects to terminate this Agreement or that it elects to rebuild or commence Restoration.  In the event Owner elects to rebuild and commence Restoration and it so notifies Operator, it shall thereafter use its best efforts and shall diligently pursue Restoration and shall, within three (3) years, commence construction and shall thereafter diligently proceed therewith, with all reasonable efforts.  In the event Owner so proceeds with Restoration and Operator has not elected to terminate this Agreement as herein provided, this Agreement shall continue in accordance with all the terms and conditions hereof, and in that event or any event, if this Agreement is not terminated or is reinstated as provided herein, Owner shall retain Operator as a consultant during such Restoration to provide its customary technical services for customary compensation.  Operator shall be paid each month from the date of such damage until the new opening date the amount projected (in the Annual Operating Plan most recently approved prior to the date of such casualty) as the monthly amount of the Annual Operating Fee (the “Projected Monthly Fee”); provided, however, in lieu of the Projected Monthly Fee, Operator shall be paid no more than the applicable business interruption insurance proceeds designated for payment of the Annual Operating Fee so long as Owner has obtained appropriate business interruption insurance in accordance with Section 7.1.4 hereof.  In the event Owner elects to terminate this Agreement as provided in this Section 10.1, then all remaining insurance proceeds shall be paid to Owner and Owner shall pay to Operator the Termination Fee it would have received had the Hotel been sold at the time of such casualty.

10.2.        Partial Damage.  In the event of (i) any damage to the Hotel by fire or other casualty which does not amount to substantial damage as described above, or (ii) the destruction or substantial damage to the Hotel and the failure of either party to terminate this Agreement pursuant to Section 10.1 hereof, then this Agreement shall not terminate, and Owner shall, at its own expense, after approval of the plans and specifications therefor by Operator, promptly commence and expeditiously complete the Restoration.  In the event that the insurance proceeds actually paid out shall be less than eighty percent (80%) of the cost of the Restoration (“such damage”), Owner shall have the right, within sixty (60) days after the determination of the deficiency in the insurance proceeds, to give notice to Operator terminating this Agreement.  In the event that the insurance proceeds shall exceed the cost of the Restoration, the excess shall be retained by Owner as its property.  Any proceeds from insurance attributable to loss of income, revenues, profits or lost occupancy shall be apportioned between Owner and Operator as provided in Section 10.1, taking into account any reduction in Operating Expenses due to a fewer number of Guest Rooms.  Notwithstanding the foregoing, if within three (3) years following such substantial damage Owner shall commence Restoration and shall proceed therewith, Operator shall have the right at any time or if written notice is given (but not the obligation) to elect within ninety (90) days of written notice that such Renovation has commenced that this Agreement continue in accordance with all the terms and conditions hereof.  If within ninety (90) days following such event Owner notifies Operator that it elects to rebuild or commence Restoration and thereafter uses best efforts and diligently pursues Restoration and within three (3) years commences construction and shall thereafter diligently proceed therewith, with all reasonable efforts, this Agreement shall continue in accordance with all the terms and conditions hereof, and in that or any event, if this Agreement is not terminated as provided herein, Owner shall retain Operator as a consultant during such Restoration to provide its customary technical services for customary compensation.  Operator shall be paid the Projected Monthly Fee each month from the date of such damage to the new opening date. In the event Owner elects to terminate this Agreement as provided in this Section 10.2, then all remaining insurance proceeds shall be paid to Owner and Owner shall pay to Operator the Termination Fee it would have received had the Hotel been sold at the time of such casualty.

10.3.        Substantial Condemnation.  In the event of a Condemnation of all or substantially all of the Premises and Improvements, this Agreement shall terminate upon the date the condemning authority takes title to the Premises and Improvements, and Owner shall pay to Operator an amount equal to the Termination Fee Operator would have received had the Hotel been sold at the time of such Condemnation.

10.4.        Partial Condemnation.

10.4.1.     Material Part.  In the event of a Condemnation of a material portion, but less than all or substantially all, of the Premises and Improvements, either Owner or Operator shall have the right to terminate this Agreement effective on the date the condemning authority takes title to such portion of the Premises and Improvements, and, if such termination is effected by Owner, Owner shall pay to Operator an amount equal to the Termination Fee Operator would have received had the Hotel been sold at the time of such Condemnation.  To exercise its right of termination under this Section 10.4, a party shall give written notice of termination to the other party within sixty (60) days after the condemning authority gives written notice of its intent to take such portion of the Hotel (or, if earlier, by the date of Condemnation).  For purposes of this Section 10.4, a material portion of the Premises and Improvements shall mean any portion (i) representing more than twenty-five percent (25%) of the then-current fair market value of the Premises and Improvements or (ii) the taking of which as a practical matter prevents the remainder of the Hotel from being used profitably as a hotel, either at all or without a material reduction of the Hotel Standard.

10.4.2.     If No Termination.  In the event of a Condemnation of less than a material portion of the Premises and Improvements, or a Condemnation of a material portion in which neither party exercises its right of termination under Section 10.4.1, this Agreement shall remain in force and effect as to the remaining part of the Hotel and Owner shall use the compensation paid on account of such Condemnation (the “Award”) for Restoration.  The balance of any Awards shall belong to Owner.

10.5.        Condemnation for Temporary Use.  In the event of a temporary Condemnation of all or any portion of the Premises and Improvements: (A) if the term of such Condemnation is shorter than the balance of the then current Term, this Agreement shall, to the extent applicable, remain in force and effect and the Award shall be treated as part of Gross Revenues; or (B) if the term of such Condemnation extends beyond the then current Term, such Condemnation shall be treated as a substantial or partial Condemnation under Sections 10.3 or 10.4.

10.6.        Effect of Termination.  Except as otherwise expressly stated, this Agreement shall terminate as of the date fixed in any notice of termination given pursuant to this Article 10, which date shall be not less than ten (10) days after the date notice is given.  Upon such termination, neither party shall have any further liability to the other hereunder, except as provided in Sections 10.1 and 10.3 and except with respect to obligations accrued prior to the effective date of such termination.

ARTICLE 11
DEEDS OF TRUST AND FINANCING

11.1.        Permitted Deeds of Trust.  Neither Owner nor any Transferee who acquires the Hotel from Owner subject to this Agreement shall encumber the Hotel or any part thereof, or its interest therein or any part thereof by a Deed of Trust, except for a Deed of Trust which satisfies each of the following conditions:

11.1.1.     Lender.  The lender is an Institutional Lender.

11.1.2.     Amount.  The Hotel shall not be encumbered to secure any indebtedness (i) not directly related to Owner’s interest in the Hotel or any of its Equipment or component parts (i.e., indebtedness on the Hotel cannot be cross-collateralized with any indebtedness other than indebtedness directly related to Owner’s interest), and (ii) in excess (when combined with all other liens encumbering the Hotel) of eighty percent (80%) of the fair market value of the Hotel, as determined by an appraiser reasonably acceptable to both Owner and Operator (the lender’s appraiser and appraisal hereby being deemed acceptable).

11.1.3.     Copy and Address.  Within fifteen (15) days after execution of such Deed of Trust, Owner has furnished Operator with true copy thereof, and the Beneficiary thereunder has designated in writing to Operator a post office address where notices may be served upon such Beneficiary.

11.1.4.     Terms.  Owner or its Transferee shall use commercially reasonable efforts to deliver an appropriate instrument acceptable to Operator, pursuant to which the Beneficiary has covenanted that:  (i) simultaneously with giving to Owner or its Transferee any notice under such Deed of Trust, including, without limitation, a notice of default, it will send a copy of such notice by recognized overnight courier against receipt, or by registered or certified mail to Operator; and (ii) such Beneficiary will not take any action in connection with a default by Owner or its Transferee if, within the period of grace provided for in such Deed of Trust, Operator shall (although not obligated to do so) cure such default.

11.1.5.     Restoration.  Owner shall use commercially reasonable efforts to cause such Deed of Trust to provide that the proceeds from any casualty insurance policy or any Award shall be available for restoration of the Hotel, so long as there has been no material (in cost or in time) impairment of the value of the security under such Deed of Trust and the Beneficiary is satisfied that such insurance proceeds are sufficient to cover the entire cost of such restoration.

11.1.6.     Bank Accounts.  Such Deed of Trust may grant a security interest of any type in the Operating Accounts, Sub-Accounts or the Replacement Reserve Fund so long as the Beneficiary expressly recognizes in writing the rights of Operator to use the funds in such accounts for the purposes contemplated by this Agreement, in which event Operator will, upon reasonable request of Owner, assist the Beneficiary in establishing or perfecting such security interest.

11.1.7.     Subordination and Non-Disturbance.  If and to the extent that this Agreement creates any interest in Operator in the Hotel, this Agreement is expressly made subject and subordinate to the security instruments and liens of the Beneficiary.  Nothing herein contained, however, shall be deemed to imply that any real estate or other interest in the Hotel has been created or intended, nor shall be deemed a subordination of the Annual Operating Fees or Operator’s contractual rights hereunder including Operator’s right to receive reimbursements or other amounts required to be paid to Operator hereunder.  Provided the provisions of this Section 11.1.7 are satisfied, Operator will, upon reasonable request of Owner, assist the Beneficiary in establishing or perfecting such subordination.  Such Beneficiary shall execute a recognition and non-disturbance agreement with Operator in form and substance reasonably acceptable to Operator which shall provide, among other things, that, so long as Operator is not in material default under this Agreement, Operator shall have the right to (i) occupy and operate the Hotel during the Term pursuant to this Agreement without any interference or ejection by

Owner, any Beneficiaries, any lessors, or any Person claiming under, through or by right of any of the foregoing parties, and (ii) use all funds in the Operating Accounts, Sub-Accounts and Replacement Reserve Fund for the purposes provided in this Agreement, including without limitation, payment of all Annual Operating Fees and reimbursements due to Operator.

(a)           Foreclosure.  Upon foreclosure of such Deed of Trust by judicial action, private sale or otherwise, or upon a conveyance by a deed in lieu of foreclosure, or upon any similar proceeding or conveyance pursuant to which such Beneficiary or any other Person or legal entity shall become the owner of the Hotel or any part thereof or interest therein, the rights of Operator under this Agreement shall not be terminated, extinguished or interfered with, except in accordance with the provisions of this Agreement, nor shall the Operator be named or made a party to such action by such Beneficiary (excepting only to the extent required for the maintenance of such action), and such Beneficiary, other Person or legal entity, as the case may be (a “Foreclosure Purchaser”), shall be bound by the terms and conditions of this Agreement to the same extent as if such Beneficiary, other Person or legal entity had been the original Owner hereunder, and at Operator’s request such Beneficiary, other Person or entity shall execute an agreement in writing with Operator agreeing to be so bound; provided, however, that no Foreclosure Purchaser shall be liable for the prior defaults of Owner, for the payment of any Annual Operating Fees or other amounts that are accrued and owing, but unpaid, to Operator (whether under this Agreement or otherwise) as of the date the Foreclosure Purchaser acquires the Hotel; and

(b)           Sale.  Any sale, order of sale or judgment of foreclosure or such security instrument shall provide that, as a term and condition of such sale or judgment, the purchaser at such sale shall agree in writing with Operator to be bound by the terms and conditions of this Agreement to the same extent as if such purchaser had been the original Owner hereunder, except as otherwise provided in Section 11.1.7(a).

11.1.8.     Cooperation.  Upon reasonable advance written notice from any Beneficiary, Operator will accord to such Beneficiary and its agents the right to enter upon any part of the Hotel at reasonable times during the Term for the purpose of examining or inspecting the financial books and records of the Hotel, or examining and making extracts thereof, or for the purpose of examining the Hotel and its systems, provided the same shall be done with as little disruption to the operation of the Hotel as possible.

11.2.        Financing and Sales Disclosures of Non-Participation by Operator.

11.2.1.     Restrictions.  Owner shall not represent to the Beneficiary under any proposed Deed of Trust, or to any investor or participant in a private or public offering of securities of Owner, or to any Transferee of the Hotel, that Operator or its Affiliates are or shall be in any way responsible for Owner’s obligations under such Deed of Trust, offering or Transfer.  Owner shall only make use of any forecasts, annual plans, or projections prepared in Owner’s name, including the Trademarks, or the name of the Operator or the names of any of their respective affiliates in connection with any proposed financing arrangement, loan or public or private offering, and in that in connection with any proposed financing arrangement, loan or public or private offering, Owner shall indemnify Operator from claims of reliance by any lender, partner or investor on such forecasts, annual plans, or projections prepared by Operator Owner shall promptly, upon request by Operator, inform Operator of the identity of the proposed joint venturer, partner or purchaser of securities having a binding obligation to Owner, and Operator shall have the right to directly notify such proposed lender, joint venturer, partner or purchaser of the legal relationship between Operator and Owner.

11.2.2.     Notice.  Not less than five (5) business days prior to the signing of any Deed of Trust, Owner shall inform and furnish Operator with the identity of the proposed Beneficiary, and Operator shall have the right, but not the obligation, to inform the proposed Beneficiary of the legal relationship between Owner and Operator and its affiliates and that neither Operator nor its affiliates make any warranties or representations in connection with any information provided to such Beneficiary by Owner.

ARTICLE 12
ASSIGNMENT

12.1.        Assignment by Operator.

12.1.1.     General Rights.  Operator shall have the right, without the consent of Owner, to assign this Agreement (in whole and not in part) and its rights and obligations hereunder (in whole and not in part) to:  (i) any successor or assignee of Operator which may result from any merger, sale of all or substantially all ownership interests in Operator (whether pursuant to a public offering, public markets transaction or private sale), consolidation, recapitalization or reorganization; or (ii) any assignee which shall acquire all, or substantially all, of the hotel business and assets of Operator and shall expressly assume its obligations with reference thereto, including those hereunder.  With respect to any assignee under the foregoing clause (ii), duplicate originals of the assignment and assumption shall be delivered to Owner, and thereupon Operator’s liability hereunder shall terminate, except as to obligations accrued prior to the effective date of such assignment and assumption.

12.1.2.     Affiliate.  Operator may also assign this Agreement, without the consent of Owner, to any majority-owned Affiliate of Operator, but in the event of such assignment, Operator shall continue to be liable hereunder to the same extent as though such assignment had not been made.  In the event, however, that Operator shall assign its rights and obligations under this Agreement to any Affiliate (the “assignee affiliate”), then the sale by Operator or by an Affiliate of a controlling interest in such assignee affiliate shall constitute an assignment of Operator’s interest which requires Owner’s approval hereunder, except for a sale which is part of a sale of all, or substantially all, of the assets of Operator and which would not require Owner’s consent under Section 12.1.1 (in which case the last sentence of Section 12.1.1 shall apply).  A “controlling interest” in an Affiliate shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Operator whether through the ownership of voting securities or by contract or otherwise.

12.1.3.     Approval.  Except as provided above, Operator may not assign its rights and obligations hereunder without the approval of Owner, which shall not be unreasonably withheld.  It shall be reasonable for Owner to refuse to consent to any assignment of this

Agreement by Operator to anyone inexperienced in the operation of Hotels pursuant to the Hotel Standard.

12.2.        Assignment by Owner.

12.2.1.     Permitted Assignments.  Owner shall not assign this Agreement or any interest therein without the prior approval of Operator.  Operator shall have the right to withhold its consent in Operator’s sole discretion if the proposed Transferee is a Prohibited Party.  Notwithstanding the foregoing, provided there is no existing Event of Default on the part of Owner, Owner shall have the right to assign all of its rights and interest in this Agreement to any of the following Transferees, provided that the Transferee is not a Prohibited Party and all of the requirements of this Section 12.2 are satisfied:

(a)           to an Affiliate of Owner in conjunction with a Transfer of the Hotel to such Affiliate,

(b)           to the Beneficiary under a Deed of Trust in a collateral assignment made in accordance with Article 12,

(c)           to any party that acquires all or substantially all of ownership interests in Owner’s business and assets, consolidation, recapitalization or reorganization, as a result of any merger or sale, or

(d)           in conjunction with a Transfer of the Hotel (or a Controlling Interest in Owner) to other than an Affiliate.

12.2.2.     Assignee’s Assumption.  Concurrently with or prior to any assignment permitted under Section 12.2.1, the assignor and assignee shall execute and deliver to Operator a written agreement, in a form reasonably acceptable to Operator, in which the assignee (A) acknowledges that this Agreement remains in full force and effect and (B) accepts such assignment and assumes all of Owner’s obligations and liabilities accruing from and after the effective date of such assignment, except as otherwise expressly set forth herein.

12.2.3.     Assignor’s Release.  Following any assignment pursuant to clauses (c)  or (d) of Section 12.2.1, and the execution and delivery to Operator of the assumption agreement specified in Section 12.2.2, Owner’s liability hereunder shall terminate, except as to obligations accrued prior to the effective date of such assignment.

12.2.4.     Transfer of Controlling Interest in Owner.  For purposes of this Section 12.2, the transfer of a Controlling Interest in Owner shall be deemed an assignment of this Agreement.  As used in this Agreement, a “Controlling Interest in Owner” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Owner through the ownership of a majority of voting interests and “Transfer of a Controlling Interest in Owner” shall mean any transfer of a majority of such interests (including, without limitation, by increasing the number of voting interests in Owner or a Transfer of the manager’s interest in Owner or the general partner interest in Owner), other than (A) to one or more of the holders of such interests as of the Effective Date (or an entity controlled by one or more of such current holders), or (B) by will or intestacy upon death.  Owner  shall from time to time, upon Operator’s written request, furnish Operator with a list of the names and addresses of record of the record holder and (to the extent known to Owner) the beneficial owner of each member interest in Owner.

12.2.5.     Repayment of Working Capital Advances.  Upon the assignment of this Agreement in conjunction with a Transfer of the Hotel, any amounts advanced from the Replacement Reserve Fund as working capital pursuant to Section 3.6.3 shall, to the extent then outstanding, be repaid.

12.2.6.     No Sale Without Assignment or Termination.  Owner acknowledges that Owner has no right to Transfer the Hotel, except as provided in this Section 12.2.  In order to Transfer the Hotel (or a Controlling Interest in Owner) during the Term other than as permitted under clauses (a), (b), (c) or (d) of Section 12.2.1, Owner must either (i) obtain Operator’s consent to an assignment of this Agreement in accordance with this Section 12.2 or (ii) exercise its right of termination under Section 9.1.

12.3.        Permitted Subletting.  Notwithstanding any provisions of Article 12 to the contrary, except as otherwise specifically provided in this Agreement, neither the rental of rooms in the Hotel to hotel guests, nor entering into agreements by Operator affecting the Hotel with concessionaires, subtenants or licensees, shall be deemed to be a Transfer of the Hotel.

ARTICLE 13
MISCELLANEOUS

13.1.        Severability.  If any term or provision of any Article or Section of this Agreement, or the application thereof to any Persons or circumstances, shall to any extent or for any reason be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of any Article or Section of this Agreement shall be valid and enforced to the fullest extent permitted by law.

13.2.        Approvals.  Unless specifically provided herein to the contrary, whenever either party hereto is requested hereunder to give its consent or approval to a matter, such consent or approval shall not be unreasonably withheld or delayed.  If a party shall desire the consent or approval of the other party hereto to any matter, such party may give notice to such other party that it requests such consent or approval, specifying in such notice the matter as to which such consent or approval is requested and reasonable detail respecting such matter.  Except as otherwise herein provided, if such other party shall not respond negatively in writing to such notice within thirty (30) days after receipt thereof or such longer period as is expressly provided herein, such other party shall be deemed to have consented to or approved the matter referred to in such notice.

13.3.        Waivers.  No failure by Operator or Owner to insist upon strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition of this Agreement, and no breach thereof shall be waived, altered or modified except by written instrument.  No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term or condition of this Agreement shall continue in full force and effect with respect to any other existing or subsequent breach thereof.  Notwithstanding anything contained herein to the contrary, and anything at law or in equity, in any action of proceeding between the parties (including, without limitation, any arbitration proceeding) arising under or with respect to this Agreement or in any manner pertaining to the Hotel or to the relationship of the parties hereunder, each party hereby unconditionally and irrevocably waives and releases any right, power or privilege either may have to claim or receive from the other party hereto any punitive, consequential, exemplary, statutory or treble damages, each party acknowledging and agreeing that the remedies herein provided, and other remedies at law and in equity, will in all circumstances be adequate.  The foregoing waiver and release shall apply in all actions or proceedings between the parties and for all causes of action or theories of liability, whether for breach of this Agreement or for violation of any other duty owing by either party to the other which may in any way relate to Operator’s management or operation of the Hotel.  Both parties further acknowledge that they are experienced in negotiating agreements of this sort, have had the advise of counsel in connection herewith, and have been advised as to, and fully understand, the nature of the waivers contained in this Section 13.3.

13.4.        Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective permitted heirs, successors, assigns, devisees, administrators, Personal representatives.

13.5.        Force Majeure and Operator’s Right to Close Hotel.  In the event of a Force Majeure Event, the obligations of the parties and the time period for the performance of such obligations (other than the payment of money) shall be adjusted to the extent such parties are prevented, hindered, or delayed in such performance during the period of such Force Majeure Event (except as otherwise expressly provided in this Agreement).  Upon the occurrence of a Force Majeure Event, the affected party shall give prompt, written notice of such Force Majeure Event to the other party setting forth a description of the Force Majeure Event and its cause (to the extent known to such party) and a description of the condition delaying the performance of such party’s obligations.  If at any time during the Term it becomes necessary in Operator’s and Owner’s reasonable opinion to cease operation of the Hotel in order to protect the Hotel and/or the health, safety and welfare of the guests of the Hotel and/or Hotel Personnel in an emergency situation caused by a Force Majeure Event, then in such event, Operator may close and cease operation of all or part of the Hotel, and shall so advise Owner as soon as is reasonably possible, with reopening and commencing operation when both Operator and Owner deem that such may be done without jeopardy to the Hotel, its guests and the Hotel Personnel.  At all times whenever possible, Operator shall first consult with Owner regarding closure or interruption of any operations at the Hotel consequent to a Force Majeure Event.

13.6.        Estoppel Certificate.  Upon the request of either party or a Beneficiary of either party, the party receiving the request shall execute a certificate stating whether or not this Agreement is in full force and effect, whether or not there are any uncured defaults hereunder, whether or not all sums due and owing hereunder have been paid, whether it is unmodified, and whether it constitutes the entire agreement among the parties.  Failure of the other party to deliver such certificate to the requesting party within ten (10) business days after such request shall mean that such other party certifies that this Agreement is in full force and effect, that there are no uncured defaults of the requesting party, and that the requesting party has paid to the other party all sums due and owing by the requesting party.  The party that requests the estoppel certificates shall pay all reasonable costs and expenses of the party receiving such request with respect to its review and execution.

13.7.        Indemnification.

13.7.1.     Operator.  Operator shall defend, indemnify, protect, and hold Owner, its Affiliates, and all of their respective principals, members, managers, officers, directors, shareholders, employees, agents and representatives harmless from and against any and all claims, demands, damages, judgments, costs, losses, penalties, fines, liens, suits, and expenses and liabilities, including, without limitation, attorneys’ fees and costs and expenses incident thereto (collectively, “Claims”), arising by reason of the gross negligence, intentional fraud or knowingly willful misconduct of Operator or its Affiliates.  The acts or omissions (including gross negligence, intentional fraud or knowingly willful misconduct) of Hotel Personnel shall not be imputed to Operator or its Affiliates, or deemed to constitute Operator’s or its Affiliates’ intentional fraud or knowingly willful misconduct, unless such acts or omissions were in compliance with policies and procedures established by the Corporate Office or resulted directly from the gross negligence, knowingly willful misconduct or fraudulent acts of the Corporate Personnel in supervising such Hotel Personnel.  All costs and expenses incurred by Operator under this Section 14.7.1 shall be at its own expense.

13.7.2.     Owner.  Owner shall defend, indemnify, protect, and hold Operator, its Affiliates, and all of their respective principals, members, managers, officers, directors, shareholders, employees and agents and representatives harmless from and against any and all Claims arising in connection with (i) the ownership and operation of the Hotel and of any areas outside of the Hotel located on the Premises owned by Owner or its Affiliates or related in any manner thereto or (ii) any action taken or omitted to be taken pursuant to this Agreement, by Owner, Operator or their respective officers, shareholders, directors, employees, or its agents or representatives employed pursuant to the terms of this Agreement, except Claims for which Operator has indemnified Owner pursuant to Section 13.7.1.  All costs and expenses incurred by Owner under this Section 13.7 shall be at Owner’s expense and not an Operating Expense.

13.7.3.     Survival.  The provisions of this Section 13.7 shall survive the termination or the expiration of this Agreement.

13.8.        Warranties and Covenants.

13.8.1.     Operator.  Operator represents and warrants that Operator is a limited liability company duly organized and existing under the laws of the State of Missouri, and has full power and authority to enter into this Agreement and to carry out the transaction herein contemplated; further, that the undersigned officers of Operator have all necessary authority to execute this Agreement on behalf of Operator.

13.8.2.     Owner.  Owner represents and warrants that Owner is duly organized and existing under the laws of the State of Delaware and as of the Opening Date will be qualified to do business in the State of Missouri, and has full power and authority to enter into this Agreement and to carry out its obligations hereunder and that upon execution, the Agreement shall be a legal, valid and binding obligation of Owner; and further, that the undersigned have all necessary authority to execute this Agreement on behalf of Owner.

13.8.3.     Actions.  There are no actions, suits or proceedings pending, or, so far as Owner has actual knowledge, threatened against Owner which might result in any inability of Owner to perform its obligations pursuant to this Agreement. There are no actions, suits or proceedings pending, or, so far as Operator has actual knowledge, threatened against Operator which might result in any inability of Operator to perform its obligations pursuant to this Agreement.

13.9.        Notices.  All notices, consents, determinations, requests, approvals, demands, reports, objections, directions and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered and to be effective (i) upon personal delivery thereof to the other party; (ii) upon electronic facsimile transmission to the other party (with telephonic confirmation of receipt); (iii)on the next business day following deposit by the sender via overnight DHL, Federal Express, or other similar courier service; or (iv) three (3) business days following deposit by the sender in the United States Postal Service, or its successor, as Express Mail or as registered or certified matter, postage prepaid, return receipt requested, addressed to the parties at the addresses specified in below, or at such other address as the party to whom the notice is sent has designated in accordance with this Section 13.9.

Owner:	KINGSDELL L.P.
212 N. Kingshighway Blvd., Suite 1023
St. Louis, MO 63108
Attn: James Smith
Facsimile: 314-633-3034

With a copy to:

SONNENSCHEIN NATH & ROSENTHAL LLP
One Metropolitan Square, Suite 3000
St. Louis, Missouri 63102
Attn: Jennifer A. Marler, Esq.
Facsimile: (314) 259-5959

Operator:	CWE HOSPITALITY SERVICES, LLC
212 N. Kingshighway Blvd., Suite 1023
St. Louis, MO 63108
Attn: James Smith
Facsimile: 314-633-3034

With a copy to the same address, marked:

SONNENSCHEIN NATH & ROSENTHAL LLP
One Metropolitan Square, Suite 3000
St. Louis, Missouri 63102
Attn: Jennifer A. Marler, Esq.
Facsimile: (314) 259-5959

13.10.      Amendments.  This Agreement, or any provision thereof, may not be modified, altered or changed except by another written instrument executed by the parties hereto.

13.11.      Entire Agreement.  This writing contains the entire agreement of the parties hereto concerning the direction, supervision, management and operation of the Hotel, and this Agreement supersedes all other agreements and understandings (whether oral or written) heretofore or contemporaneously herewith made by the parties.

13.12.      Further Instruments.  Each party hereto shall further execute and deliver all such other appropriate supplemental agreements and other instruments and take such action as may be necessary to make this Agreement fully and legally effective, binding and enforceable as between the parties hereto and as against third parties.

13.13.      Applicable Law.  This Agreement shall be governed in all respects by the laws of the State of Missouri.  Venue for any action under this Agreement shall be in the State of Missouri.

13.14.      Brokers, Finders, Etc.  Each party represents to the other that it has engaged no broker, agency or finder in connection with this transaction.

13.15.      Time.  Time is of the essence of this Agreement and every portion hereof.

13.16.      No Party Deemed Drafter.  Owner and Operator agree that no party shall be deemed to be the drafter of this agreement and further agree that in the event that this Agreement is ever construed by a court of law, such court shall not deem either party to be the drafter of this Agreement.

13.17.      Hotel Name.  During the Term, the Hotel shall be known as the “Chase Park Plaza”, or such other name selected by mutual agreement of Owner and Operator.  Landlord shall own and hold all right title interest in the and to the Hotel name and to any name used in any restaurant, café, club or other operation or concession within the Hotel, and any logo, symbol or design used in connection therewith, and such names, logos, symbols and designs shall be nonexclusively licensed to Operator during the Term for use at the Hotel, but may not be used by Operator at locations other than the Hotel.  Except as provided above, no other letter, word, design, symbol, or other matter of any kind shall be superimposed on, associated with, or shown in such proximity to the Trademarks so as to alter or dilute them and Operator shall not combine any of the Trademarks with any other trademark, service mark or logo.

13.18.      Relationship and Limitation on Fiduciary Duties.  Nothing in this Agreement contained shall constitute, or be construed to constitute or create, a partnership, joint venture or lease between Owner and Operator with respect to the Hotel.  This Agreement is for the benefit of Owner and Operator and shall not create third party beneficiary rights; provided, however, that Landlord shall have the rights conferred upon Landlord in this Agreement and such other rights as are set forth in the Owner Agreement (as hereinafter defined).  Except as otherwise expressly provided in this Agreement, Owner and Operator are free to compete with each other in connection with any other business opportunities or investments and shall have no obligation to account to each other for such activities.  In operating the Hotel, entering into contracts, accepting reservations, and conducting financial transactions for the Hotel, Operator acts on behalf of and as agent for Owner and assumes no independent contractual liability.  To the extent any fiduciary duties are inconsistent with, or would have the effect of modifying, limiting or restricting, the express provisions of this Agreement: (a) the terms of this Agreement shall prevail, (b) this Agreement shall be interpreted in accordance with general principles of contract interpretation without regard to the common law principles of agency (except as expressly provided for in this Agreement) and (c) any liability between the parties shall be based solely on principles of contract law and the express provisions of this Agreement.  For purposes of assessing Operator’s fiduciary duties and obligations under this Agreement, the parties acknowledge that the terms and provisions of this Agreement and the duties and obligations set forth herein are intended to satisfy the fiduciary duties which may exist as a result of the relationship between the parties, including, without limitation, all duties of loyalty, good faith, fair dealing, full disclosure or any other duty deemed to exist under the common law principles of agency or otherwise.  The parties hereby unconditionally and irrevocably waive and release any right, power or privilege either may have to claim or receive from the other party any punitive, exemplary, statutory, or treble damages or any incidental or consequential damages with respect to any breach of fiduciary duties.

13.19.      Attorneys’ Fees.  In the event any action or proceeding is commenced to obtain a declaration of rights hereunder or to enforce any provision hereof, to seek rescission of this Agreement for default or any other relief in connection with the transaction contemplated herein, whether legal or equitable, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees in addition to all other relief to which it may be entitled therein whether or not such action is prosecuted to judgment.  “Prevailing party” within the meaning of this paragraph shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.  If either party to this Agreement is required to initiate or defend litigation with a third party because of the violation by the other party of any term or provision of this Agreement, then the party so litigating shall be entitled to reasonable attorneys’ fees from the other party to this Agreement.  Attorneys’ fees shall include attorneys’ fees on any appeal, and in addition a party entitled to attorneys’ fees shall be entitled to all other reasonable costs incurred in connection with such action.  All indemnities provided for herein shall include, but without limitation, the obligation to pay costs of defense in the form of court costs and attorneys’ fees.

13.20.      Interpretation.  This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party.  If any provision hereof shall be declared invalid by any court or in any administrative proceeding, then the provisions of this Agreement shall be construed in such manner so as to preserve the validity hereof and the substance of the transaction herein contemplated to the extent possible.  The captions on paragraphs are provided for purposes of convenience and are not intended to limit, define the scope of or aid in interpretation of any of the provisions hereof.

13.21.      Gender.  All pronouns and singular or plural references as used herein shall be deemed to have interchangeably (where the sense of the sentence requires) a masculine, feminine or neuter, and/or singular or plural meaning, as the case may be.

13.22.      Quiet Enjoyment.  Owner covenants that Operator, in fulfilling its obligations hereunder, shall and may peaceably and quietly possess, manage and operate the Hotel during the Term, and Owner will at its own expense (unless the matter creating the impediment to quiet enjoyment would be characterized as an Operating Expense) undertake and prosecute any appropriate action, judicial or otherwise, to assure such peaceful and quiet possession by Operator.  Owner further agrees that throughout the term of this Agreement it will pay, keep, observe and perform all payments, terms, covenants, conditions and obligations required under any government or tax lien or any Deed of Trust, CC&R’s or other agreement creating a lien on the Hotel or any part thereof or interest therein.

13.23.      Exhibits.  The Exhibits to which reference is made in this Agreement shall be deemed incorporated herein in full, whether or not actually attached hereto.

13.24.      Irrevocability.  Owner and Operator each acknowledge that they are entering into this Agreement in reliance on the long term nature of the Agreement, and further acknowledge that the rights, duties, powers and authority of each of the parties hereto, are intended to be non-terminable throughout the Term, except in accordance with the express provisions of this Agreement or, where appropriate, as a remedy for the occurrence of any Event of Default.  It is agreed that neither party will achieve the benefits intended to be achieved if either party has any continuing right or power to terminate this Agreement, or the agency hereby created, except in accordance with the express provisions of this Agreement.  Accordingly, both Owner and Operator, as a substantial inducement to the other to enter into this Agreement, as an inducement to Operator to invest the skill, time, expertise and customer relationships necessary to achieve the long term benefits herein contemplated, and as an inducement to Owner to ensure the full and unrestrained diligent efforts of Operator in the management and operation of the Hotel in accordance with the provisions of this Agreement, hereby irrevocably waive and relinquish any right, power or authority existing at law or in equity to terminate this Agreement, except in accordance with the express provisions of this Agreement.  The parties further hereby acknowledge that any breach of the provisions of this Section 14.24, by either party will cause irreparable and permanent damage to the other party, not fully or substantially compensable by money damages.

13.25.      Confidentiality.  Owner and Operator agree that the terms, conditions and provisions set forth in this Agreement are strictly confidential.  In addition, Owner and Operator agree to keep strictly confidential all Proprietary Information of Operator, Landlord and Owner and any information of a proprietary or confidential nature about or belonging to a party or to any Affiliate of a party to which the other party gains or has access by virtue of the relationship between the parties.  Except as disclosure may be required to obtain the advice of professionals or consultants, or financing for the Hotel from an institutional lender, or in furtherance of a permitted assignment of this Agreement, or as may be required by law or by the order of any government, regulatory authority, or tribunal or otherwise to comply with Legal Requirements (including reporting requirements applicable to publicly registered companies), Owner and Operator shall make every effort to ensure that such information is not disclosed to the press or to any other third Person without the prior consent of the other party.  The obligations set forth in this Section 13.25 shall survive any termination or expiration of this Agreement.  Owner and Operator shall cooperate with one another on all public statements, whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Agreement or the performance of their respective obligations under this Agreement.

13.26.      Owner Agreement.  Owner and Operator agree to execute an owner agreement (the “Owner Agreement”) in the form attached hereto as Exhibit F.

ARTICLE 14
ARBITRATION

14.1.        Arbitration.  The parties shall resolve any dispute that may arise in connection with this Agreement through final and binding arbitration (without appeal or review) in St. Louis, Missouri, administered by an independent arbitration tribunal pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Arbitration Tribunal”).  Notwithstanding the foregoing, the Arbitration Tribunal’s decision on any matter submitted for arbitration shall be based upon what is commonly referred to as the “baseball arbitration” approach, whereby the Arbitration Tribunal may only decide in favor of the position presented by either Owner or Operator, and may not make a ruling/determination other than in favor of one of the two positions presented.  If more than one issue shall be submitted to the same Arbitration Tribunal for resolution, each such issue shall be deemed a separate arbitration for all purposes hereof, such issues to be identified separately by the parties in their submission to arbitration, and each such issue shall be subject to a separate decision by the Arbitration Tribunal.

14.2.        Selection of Arbitrator.  All arbitrators appointed to the Arbitration Tribunal hereunder shall be Persons having not less than ten (10) years’ experience in the area of expertise on which the dispute is based (e.g. with respect to operational matters, experience in the management and operation of hotels of generally the same class and category as the Hotel, or, with respect to financial matters, experience in the financial or economic evaluation or appraisal of such first-class hotels).  Wherever this Agreement specifically provides that a matter in dispute be determined by arbitration, the party desiring to initiate such proceedings (“requesting party”) shall give notice thereof to the other party (“responding party”), stating that the requesting party desires to have such controversy reviewed by an Arbitration Tribunal and setting forth the name and address of the Person whom such party has designated to act as an arbitrator.  If the parties can agree upon an arbitrator, the dispute may be arbitrated by a single arbitrator.  If, within fifteen (15) days after receipt of such notice, the parties have not been able to agree upon an arbitrator then the responding party shall designate a Person to act as arbitrator by a notice to the requesting party setting forth the name and address of the Person so designated.  The two (2) arbitrators designated as aforesaid shall meet within ten (10) days after the second arbitrator shall be appointed and if within such ten (10) day period they shall not have agreed upon the question in dispute, they shall promptly select a third arbitrator; if they shall not be able to agree on such third arbitrator within fifteen (15) days after the second arbitrator shall be appointed, then either arbitrator on five (5) days’ notice in writing to the other, or both arbitrators, shall apply to the American Arbitration Association in St. Louis, Missouri or its successors to designate and appoint such third arbitrator.  In the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator will be appointed in his stead, such appointment to be made in the same manner as hereinbefore provided for the appointment of such arbitrator so failing, refusing or unable to act.

14.3.        Authority.  The authority of the Arbitration Tribunal shall be limited to deciding the matter submitted to it.  THE ARBITRATION TRIBUNAL SHALL HAVE NO AUTHORITY TO AWARD ANY PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES OR TO VARY OR IGNORE THE TERMS OF THIS CONTRACT, AND SHALL BE BOUND BY CONTROLLING LAW.  ALL PROCEEDINGS, AWARDS AND DECISIONS UNDER ANY MEDIATION OR ARBITRATION PROCEEDING SHALL BE STRICTLY PRIVATE AND CONFIDENTIAL.

14.4.        Fees and Expenses.  Subject to the right of the prevailing party to seek reimbursement from the other party below, the parties agree to share equally the costs, including fees, of the Arbitration Tribunal selected or appointed under this Article 14.  As soon as practicable after selection of the Arbitration Tribunal, the Arbitration Tribunal or its designated representative shall determine a reasonable estimate of the anticipated fees and costs, and send a statement to each party setting forth that party’s equal share of the fees and costs.  Within ten (10) days after receipt of the statement, each party shall deposit the required sum with the Arbitration Tribunal, as applicable.  Notwithstanding the foregoing the prevailing party in any arbitration, suit or other action arising out of or related to this Agreement shall be entitled to recover from the other party all reasonable fees, costs and expenses incurred by the prevailing party in connection with the arbitration, suit or other action, including reasonable judicial and extra-judicial attorneys’ fees, expenses and disbursements and fees, costs and expenses relating to any arbitration or appeal.  If any party secures a judgment in any proceeding brought to enforce or interpret this Agreement, then any costs or expenses (including reasonable attorneys’ fees) incurred in enforcing, or in appealing from, such judgment shall be payable by the party against whom such judgment or determination on appeal has been rendered and shall be recoverable separately from and in addition to any other amount included in such judgment.

14.5.        Decision.  The decision of arbitrator(s) selected in the manner hereinbefore provided shall be given within a period of thirty (30) days (i) after the appointment of the third arbitrator or (ii) in the case of sole arbitrator, within thirty (30) days after the date when it is first established that it is the sole arbitrator.  Any arbitrator designated to serve in accordance with the provisions of this Agreement shall be qualified by training and experience for the matter in dispute.  The decision of such Arbitration Tribunal shall be final and binding upon the parties and shall be enforceable in any court of competent jurisdiction.

14.6.        Limitation of Authority.  The Arbitration Tribunal shall have the right only to interpret and apply the terms of this Agreement and shall not change any such terms or deprive any party to this Agreement of any rights provided in this Agreement.

14.7.        Legal Proceedings.  Notwithstanding anything in this Article 15 to the contrary, the parties shall have the right to commence litigation or other legal proceedings with respect to any claims solely relating to: (i) preserving or protecting Operator’s Proprietary Information, (ii) emergency or injunctive relief, or (iii) enforcement of the dispute resolution provisions of this Agreement and/or any arbitration award.

ARTICLE 15
OPERATOR’S RIGHTS WITH RESPECT TO OWNER’S SECURITIES LAW OFFERINGS

If Owner undertakes an offering of interests in Owner, so that such offering is subject to any of the provisions of the applicable federal or state securities laws or regulations, then Owner shall, upon request of Operator, prior to undertaking any such transaction, provide to Operator assurances reasonably satisfactory to Operator that the offering summary, offering memorandum and the supplements and exhibits thereto and the subscription documents which shall be delivered to offerees in connection with the transaction, if any, comply on their face with applicable federal and state laws regarding registration or qualification or an exemption therefrom.  Such offering documents shall affirmatively state that Operator has made no representations on which such materials are based.  Owner, any general partner of Owner, and any partnership or other entity formed for the purpose of selling its interests (“Entity”), shall jointly and severally indemnify, protect, defend and hold Operator and its Affiliates harmless from any and all liability, claims, damages, causes of action, costs and expenses arising out of or in connection with, or in any manner caused by, any such securities offering made by Owner, any general partner of Owner, and any such Entity, or on account of the acts or omissions of Owner, any general partner of Owner, and any such Entity, or their agents (other than Operator, its officers, employees and representatives), underwriters, employees or representatives in connection therewith, or on account of the violation by Owner, any general partner of Owner, and any such Entity, or their agents (other than Operator, its officers, employees and representatives), underwriters, employees or representatives, of any applicable federal or state securities laws or regulations in connection therewith, including but not limited to, those acts or omissions which cause Operator to be deemed an issuer of securities as that term is defined under applicable federal and state securities laws.  Notwithstanding anything to the contrary contained in this Agreement, any limitations on liability specified in this Agreement, shall not pertain to any damages to which Operator may be entitled on account of the breach of this Article 15, the indemnity obligation hereunder of Owner, any general partner of Owner, or any such Entity, except that the indemnity obligation and any liability arising on account of a breach of this Article 15 shall pertain only to the Person or Persons who at the time of the offering were the Owner hereunder, or the general partner of such Entity.

ARTICLE 16
PROPRIETARY INFORMATION

16.1.        Use of Proprietary Information.  Operator represents that it has the right to use the Proprietary Information of Operator in connection with the operation of the Hotel.  Owner hereby acknowledges that the Proprietary Information of Operator and the goodwill associated therewith are the sole and exclusive property of Operator and may be used by Operator and its Affiliates for any lawful purpose.  As part of the management services to be provided under the terms of this Agreement, Operator shall use the Proprietary Information of Operator as it deems appropriate and advisable in operating the Hotel.  Operator has the right to determine the form of presentation and use of the Proprietary Information of Operator and the Proprietary Information of Landlord in conjunction with the operation of the Hotel including the marketing, promotion, advertising and management thereof, for the sales or marketing of any goods or services, or on any Hotel signage; provided that if Landlord reasonably objects to Operator’s use of any item of the Proprietary Information of Landlord in a particular circumstance, then Landlord shall have the right to require Operator to cease use of such item of Proprietary Information of Landlord in such circumstance.  It is specifically agreed that the Proprietary Information of Operator shall not include any of the following, which constitute Proprietary Information owned by Landlord:  (a) any ownership rights in the names “Chase,” “Chase Hotel,” “Chase Park Plaza,” “Park Plaza” or any other names used to identify the Hotel, (b) any marks registered with respect to such names, (c) any ownership rights in the names “Café Eau,” “Eau Bistro,” or “The Tenderloin Room” or any registered marks relating to such names, or (d) any other names, trademarks or other intellectual property that identifies the Hotel or any component part of the Hotel. Operator shall not contest the rights of Landlord in respect of any such Proprietary Information of Landlord, including any additions or improvements to such Proprietary Information of Owner by whomever developed.  Upon the expiration or sooner termination of this Agreement, Operator shall relinquish possession of any Proprietary Information of Landlord (including any Proprietary Information in digital form), and shall not use any Proprietary Information of Landlord.

16.2.        Restrictions on Owner.  Owner shall not acquire any right, title or interest of any kind or nature whatsoever in or to the Proprietary Information of Operator or the goodwill associated therewith, and Owner may not itself use the Trademarks of Operator or apply for international, United States federal, or state or territorial registration of any rights in the Trademarks of Operator.  Owner shall not contest the rights of Operator or its Affiliates in respect of the Proprietary Information of Operator, including any additions or improvements to the Proprietary Information of Operator by whomever developed.  Owner agrees that no right or remedy of Owner for any default of Operator hereunder, or the delivery of possession of the Hotel or any provision of this Agreement, shall confer upon Owner, or any Person claiming by or through Owner, the right to use the Proprietary Information of Operator in connection with the use or operation of the Hotel or otherwise.  Upon the expiration or sooner termination of this Agreement, Owner shall return to Operator all Proprietary Information of Operator (including any Proprietary Information in digital form), and shall not use the Proprietary Information of Operator.  In the event of any breach of this covenant by Owner, Operator shall be entitled to relief by injunction, and to all other available legal rights or remedies.  The provisions of this Section 16.2 shall survive the expiration or sooner termination of this Agreement.

ARTICLE 17
CONDOMINIUM OBLIGATIONS

17.1.        Condominium Regime.  The declaration of condominium, the map of the condominium and all other documents relating to the creation and operation of the condominium regime in the Project, including, without limitation, any covenants, conditions and restrictions, easements (including reciprocal easements), declarations, owners’ association documents, rules and regulations, and purchaser deeds (collectively, the “Governing Documents”) shall not adversely affect Operator’s rights or obligations under this Agreement in any material respect.

17.2.        Maintenance, Repair and Replacement.  The Governing Documents shall include appropriate provisions to address the responsibility of the Unit Owners for their allocable shares of maintenance, repair and replacement of applicable portions of the Hotel, including, without limitation, the methodology for such allocations and the establishment of any reserves in connection therewith.  The provisions (and methodology) for such allocations shall be made by Landlord in its discretion.

17.3.        Condominium Association Management.  Operator or an Affiliate of Operator shall have the first right to manage the Condominium Association in accordance with an agreement to be entered into with the Condominium Association.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have hereunto executed and delivered this Agreement as of the date first hereinabove set forth.

“OWNER”

KINGSDELL L.P., a Delaware limited partnership

By:	IFC, INC., a Missouri corporation

	By:	/s/ James L. Smith
James L. Smith, President

“OPERATOR”

CWE HOSPITALITY SERVICES, LLC,
a Missouri limited liability company

	By:	/s/ James L. Smith
James L. Smith, President

EXHIBIT B

DEFINITIONS

Accounts:  As defined in Section 3.5.3.

Accounting Month:  A full calendar month (or partial calendar month if at the beginning or end of the Term).

Additional Rooms:  As defined in Recital B.

Affiliates:  (a) any Person directly or indirectly controlling, controlled by or under common control with such other Person; and (b) any member of the immediate family (e.g., grandmother, grandfather, father, mother, son, daughter, brother, sister, aunt, uncle, niece, nephew, grandson or granddaughter) of any of the foregoing Persons.  For purposes hereof, the term “control” shall mean the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, either alone or in combination with any one or more Persons, whether through the ownership of voting securities, by contract or otherwise.

Alteration:  Any alteration, change, renovation or refurbishing, improvement or rebuilding of, or addition to, the Improvements (as hereinafter defined) or any part thereof, structural or otherwise.

Annual Operating Fee:  As defined in Section 6.1.

Annual Plan:  As defined and determined pursuant to Article 4.

Annual Statement:  As defined in Section 4.5.

Arbitration Tribunal:  As defined in Section 15.1.

Average Annual Fee:  As defined in Section 9.1.1.

Award:  As defined in Section 10.3.

Base Fee:  As defined in Section 6.1.1.

Basic Services:  Those basic hotel-related services provided to all of the Residential Units, if any, by Operator on its own behalf or by Operator on behalf of The Private Residences, LLC pursuant to the Governing Documents.

Beneficiary:  The holders of, or trustees under, any Deed of Trust.

Cap:  As defined in Section 6.4.3.

Capital Budget:  As defined in Section 4.1.1.

Capital Improvements:  All Alterations whose costs (excluding taxes and all freight costs) are not charged to repairs and maintenance in accordance with the Uniform System.

Cash Flow:  Income After Undistributed Operating Expenses (pursuant to the Uniform System) during such period less deductions for the following (to the extent not already deducted by definition):  amounts deposited in the Replacement Reserve Fund, Annual Operating Fee earned for such period, costs of adding to or replacement of Equipment, Impositions, ground rents and insurance premiums for the Hotel; provided, however, notwithstanding anything to the contrary contained in the Uniform System, the following items attributable to such period shall not be deducted in determining Cash Flow:

(a)           depreciation or amortization;

(b)           Federal, state and local franchise, income taxes, penalties, fees, or transfer taxes;

(c)           payment under equipment leases or other leases of personal property of a capital nature, except for telephones, televisions, refrigerators and other equipment and Personal property, if any, ordinarily leased in the operation of hotels as and if mutually agreed on by Operator and Owner;

(d)           cost of Capital Improvements;

(e)           interest or principal payments on debt service related to or in connection with the Hotel, or any return of capital invested in the Hotel; and

(f)            costs and expenses related to Section 3.7 and 4.6.

To the extent any dispute arises concerning an item, cost, expense (including an Operating Expense) or fee which is not expressly or implicitly addressed in the definition of Cash Flow above, the item, cost, expense or fee shall be treated in the manner set forth in the Uniform System for determining Income After Undistributed Operating Expenses.  Notwithstanding anything to the contrary herein contained, Cash Flow shall not include any monies excluded from the definition of Gross Revenue.

CC&R’s:  Covenants, conditions and restrictions.

Chase:  As defined in Recital B.

Claims:  As defined in Section 14.7.1.

Commercial Units:  As defined in Recital B.

Compensation:  The salaries or other compensation, including annual bonuses and Fringe Benefits payable to or in respect of such Hotel Personnel providing services to or for the benefit of the Hotel, prorated where applicable to take into account the portion of such individual’s time devoted or allocated to providing such services to the Hotel; and in all respects consistent with industry standards applicable to the Hotel.

Competitive Set:  Those hotel facilities in the St. Louis metropolitan area that are described on Schedule 2 to this Agreement.

Condemnation:  The permanent or temporary condemnation or taking of the Hotel by the exercise of the power of eminent domain, by compulsory acquisition, inverse condemnation, by conveyance or lease in lieu of or under threat of condemnation, or like procedure.

Condominium Association:  The condominium association comprised of all of the owners of Residential Units established pursuant to the Governing Documents.

Controlling Interest in Owner:  As defined in Section 12.2.4.

Corporate Office:  Operator’s home corporate office, presently located at the Project.

Corporate Personnel:  Any personnel from the Corporate Office who perform activities at or on behalf of the Hotel in connection with the services provided by Operator under this Agreement.

CPI:  That certain index published by the United States Department of Labor, Bureau of Labor Statistics, known as the Consumer Price Index For All Urban Consumers, (1982  1984 = 100).  When adjusting an amount for a change in the CPI, the amount in question shall be determined by multiplying such amount by a fraction, the numerator of which is the CPI as of the date the adjustment is to occur, and the denominator of which is the CPI applicable to such amount as of the date the base period at issue commenced.  If such index does not exist on any adjustment date in the same format as referred to in this paragraph, Owner shall substitute in lieu thereof an index reasonably comparable to such index referred to above which is then published by the Bureau of Labor Statistics, or successor or similar governmental agency, or if no governmental agency then publishes an index, Owner shall substitute therefor any comparable index then published by a reputable private organization.

Cumulative Period:  The period commencing on the first day of a given Operating Year and ending on the last day of such Accounting Month in question in such Operating Year.

Deed of Trust:  Any deed of trust, mortgage, trust deed in the nature of a mortgage, security agreement, sale/lease back or other instrument creating a lien or security interest in or upon the Hotel, any portion thereof or interest therein.

Departmental Expenses:  As defined in the Uniform System.

Effective Date:  As defined in Article 2.

Effective Rate:  A rate of interest per annum of two percent (2%) above Wells Fargo’s prime rate prevailing from time to time, not to exceed, however, the highest rate of interest then allowable under the usury laws of the State of Missouri, as modified by any federal preemption, such rate of interest to be adjusted at the end of the month for the following month of each month included in any period for which interest is charged hereunder, such adjustment to take effect on the first day of the succeeding month.

Entity:  As defined in Article 18.

Equipment:  A collective term for the Furniture, Fixtures, Structural Repairs and Equipment and the Operating Equipment.

Event of Default:  As defined in Section 8.1.

Executive Personnel:  As defined in Section 3.3.1.

Extension Term:  As defined in Section 2.2.

Fixed Charges:  As defined in the Uniform System.

Force Majeure Event:  Any one or more of the following events or circumstances that, alone or in combination, directly or indirectly adversely affects the operation of the Hotel: fire, earthquake, storm or other casualty; performance of approved major Capital Improvements adversely affecting a material portion of the income generating areas of the Hotel or any other area material to the operation of the Hotel; strikes, lockouts, or other labor interruptions; war, rebellion, riots, acts of terrorism, or other civil unrest; acts of God or of any government; disruption to local, national or international transport services; epidemics, quarantine or any other public health restrictions or public health advisories; or any other event beyond the Parties’ reasonable control.

Foreclosure Purchaser:  As defined in Section 11.1.7(a).

Fringe Benefits:  All employee benefits, statutory or otherwise, including the employer’s contributions of payroll or employment taxes, workers’ compensation insurance, group life, health and accident insurance premiums, COBRA benefits, pension and profit sharing plan contributions, disability benefits, and any other benefits available to such Hotel Personnel by virtue of their employment by Operator.

Funds Request:  As defined in Section 3.6.2.

Furniture, Fixtures, Structural Repairs and Equipment:  All furniture, furnishings, fixtures and equipment required for the operation of the Hotel at the Hotel Standard, including, without limitation: carpeting and other floor coverings, draperies, fabrics, paintings, works of art, bedspreads, and television sets; office furniture, fixtures, equipment and machines, including safes, cash registers, and accounting, duplicating and communication machines and equipment; Guest Rooms and lobby furniture; specialized hotel and restaurant equipment, such as equipment required for the operation of kitchens, laundries, the front desk, dry cleaning facilities, bars and cocktail lounges, and special lighting and other equipment; vehicles, material handling equipment, and cleaning equipment and all other fixtures, equipment, apparatus and personal property needed for such purpose, other than Operating Equipment, Operating Supplies, and fixtures attached to and forming part of the Improvements, and Structural Repairs.

Governing Documents: As defined in Section 17.1.

Gross Operating Profit:  For any period, Gross Revenue for such period less Departmental Expenses and Undistributed Operating Expenses (including any franchise fees) for such period.

Gross Revenue:  With respect to any period of time, all revenues and income (from both cash and credit transactions) of any kind properly accrued during such period and derived, directly or indirectly, from the Hotel, its operations, and catering and other operations conducted from the Hotel, including, without limitation (i) all revenues derived from the provision of Optional Services and Basic Services and other Hotel services to the Residential Units during such period,  and (ii) all revenues derived from the sale during such period of rooms, meeting rooms, food and beverages (without taking into account any costs incurred in respect of such sales, other than reserves for bad debts or any other similar items during such period), items sold from the Guest Rooms, sales from shops, restaurants, or from parking, or other income generating activities connected with the Hotel which are operated by Operator for Owner, such as, income from vending machines, health club memberships, service charges, exhibit or sales space, all revenues derived during such period from providing telephone services, and all rents or fees payable during such period by tenants, licensees and concessionaires, proceeds from use and occupancy or business interruption or other loss of income, insurance but only to the extent actually collected during such period (after the deduction of expenses of adjustment and collection and only to the extent business interruption proceeds are not otherwise directly paid to Operator), subsidy payments, governmental allowances and awards, and other forms of incentive payments or awards from any source whatsoever, properly characterized as operating income and attributable to such period, excluding, however:

(a)           operating receipts of tenants, licensees and concessionaires (but not excluding, as above indicated, rents, fees and charges received from such tenants, licensees and concessionaires, which shall be included in Gross Revenue);

(b)           Federal, state and municipal excise, sales and use tax collected directly from patrons or guests as a part of the sales price of any goods, services or displays, such as transient occupancy tax, room admission, cabaret or equivalent taxes;

(c)           proceeds from the sale or other disposition (otherwise than in the ordinary course of business of the Hotel) of the Hotel or any of the assets used in connection with or forming a part of the Hotel, including Equipment;

(d)           proceeds from damage recoveries and casualty insurance proceeds (but not excluding, as indicated above, proceeds from loss of income, and/or business interruption insurance which shall be included in Gross Revenue);

(e)           proceeds from any financing, refinancing, capital contributions or advances from Owner;

(f)            condemnation awards, other than as provided in this Agreement;

(g)           tips, gratuities to Hotel Personnel, or service charges levied in lieu of such gratuities;

(h)           credits or refunds to Hotel guests; and

(i)            any payment made in connection with the Cure Right provided in Section 9.2.3.

Guest Rooms:  A single guest room in the Hotel, that contains its own entrance from a common area, a bed, a toilet, a sink and a bathing facility, conforming in size to a typical guest room.

Holdback:  As defined in Section 6.1.1.

Hotel:  As defined in Recital A, including the Premises and the Improvements.

Hotel Name:  As defined in Section 14.18.

Hotel Personnel:  All individuals performing services in the name of the Hotel at the Hotel, whether such individuals are employed by Operator or an Affiliate of Operator.

Hotel Standard:  The standards according to which the Hotel is to be operated, maintained, furnished, equipped and refurbished, which shall be (a) at least at a level of service and quality generally considered to be “first class” and equal to or better than the level of service and quality prevailing at the Hotel as of the date of this Agreement and (b) in a manner consistent with the requirements and limitations set forth in this Agreement.

Impositions:  All taxes (including but not limited to all hotel occupancy, personal property, sales, use and real property taxes), assessments, water, sewer or other rents, rates and charges, levies, license fees, permit fees, inspection fees, and any other authorization fees and charges, which at any time may be assessed, levied, confirmed or imposed on or with respect to the Hotel (including any portion or department thereof) or the furnishing, equipping, use or operation thereof.

Improvements:  All improvements which currently exist or in the future exist on the Premises including, if any, (i) the Chase and the Commercial Units that are part of the Hotel, (ii) restaurant, laundry and other commercial space, meeting rooms and public rooms; (iii) back and front offices; (iv) storage and service areas; and (v) all fixtures and Equipment attached to, forming a part of and necessary for the operation of such building, structures or improvements (including, without limitation, ventilating, plumbing, air conditioning, electrical, refrigeration and acoustical systems).

Institutional Lender:  A bank (including, without limitation, any commercial bank, mortgage bank, investment bank or merchant bank), savings and loan institution or association, trust company, insurance company, union, pension or other retirement fund, “conduit” or

 “securitized” lender or any other firm which is in the business of making  real estate or hotel loans.

Insurance Requirements:  All terms of each insurance policy and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters applicable to the Hotel (including any portion or department thereof) or the construction, furnishing, equipping or operation thereof, excluding recommendations of the insurance carriers.

Land:  The land described in Exhibit A, and any license areas and appurtenant rights, which are incorporated herein by reference.

Legal Requirements:  All laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all government and governmental authorities (including, without limitation, all appropriate alcoholic beverage control authorities) and public utilities which now or hereafter may be applicable to the Hotel (including any portion or department thereof) or the furnishing, equipping or operation thereof, including any CC&R’s.

Measurement Year:  As defined in Section 9.2.1.

Monthly Statements:  As defined in Section 4.5.

Offer Notice:  As defined in Section 12.4.1.

Offer Terms:  As defined in Section 12.4.1.

Offered Interest:  As defined in Section 12.4.1.

Opening Date:  As defined in Article 2.

Operating Accounts:  As defined in Section 3.4.

Operating Equipment:  All chinaware, glassware, linens, silverware, flatware and hollowware, uniforms, kitchen utensils, and other items of a similar nature required for the operations of the Hotel at the Hotel Standard.

Operating Expense:  All ordinary and necessary operating and maintenance expenses of the Hotel as determined in accordance with the Uniform System or otherwise provided for in this Agreement.

Operating Plan:  As defined in Section 4.1.

Operating Supplies:  The following items and inventories thereof:  food and beverage and other immediately consumable items used in the operation of a Hotel, such as fuel, soap, light bulbs, mechanical stores, cleaning material, matches, stationary, paper supplies, and similar items.

Operating Year:  A full calendar year during the Term, commencing on January 1 and ending on December 31, except that (i) the first Operating Year (if not commencing on January

1) shall be a partial year commencing on the Opening Date and ending on December 31 of the year in which the Opening Date occurs; and (ii) the last Operating Year (if this Agreement is terminated effective on a date other than December 31) shall be a partial year commencing on January 1 of the year in which such termination occurs and ending on the effective date of such termination.  For the purposes of this Agreement, a Full Operating Year shall mean an Operating Year commencing on January 1 and ending on December 31.  Notwithstanding the foregoing, in the event that the first Operating Year does not commence on January 1, but does commence on or before March 1, such first Operating Year shall be deemed a Full Operating Year for the purposes of this Agreement..

Operator: The entity described in the introductory paragraph of this Agreement and its Corporate Personnel, but specifically excluding all Hotel Personnel.

Optional Services:  Those optional hotel-related services, if any, (e.g., maid service, repair service, etc.) that may be provided by Operator to those Units requesting such services for a fee to be established from time to time by Operator and pursuant to a services agreement between Operator and the owner of the Unit requesting the services.

Operator Liabilities:  As defined in Section 8.3.4.

Original Term:  As defined in Section 1.2.

Out of Pocket Costs:  All costs, expenses and disbursements paid during an Operating Year by Operator in fulfilling its obligations hereunder, including, but not limited to:  (i) out of pocket costs and travel and entertainment expenses incurred by the general manager or other personnel, or departments of Operator or its Affiliates in connection with any services rendered hereunder by Operator (but not any of the salary, fringe benefits, compensation or other payroll costs for such personnel); and (ii) expenses such as long distance telephone and facsimile costs, blueprinting, copying and printing, but excluding any of the regular expenses of the offices maintained by Operator or its Affiliates outside the Hotel or which are customarily part of Operator’s general overhead and administrative expenses.  All such costs, expenses and disbursements must be substantiated to Owner and are to be incurred without mark-up, profit or premium.

Owner Liabilities:  As defined in Section 8.3.5.

Park Plaza:  As defined in Recital B.

Person:  Any natural person, or any partnership, joint venture, limited liability company (under U.S. law or otherwise), limited partnership, corporation, association, trust or trustee, unincorporated entity or any other legal entity, including any governmental entity, division, agency or body or other governmental authority.

Prohibited Party:  Any party that: (i) does not have sufficient financial resources and liquidity to meet the ongoing financial obligations of the Hotel and to maintain the Hotel in accordance with the Hotel Standard; (ii) is generally recognized in the community as being a Person of ill repute or is in any other manner a Person with whom a prudent business person would not wish to associate in a commercial venture or a Person that would be considered by regulators in the gaming industry to be an unsuitable business associate of Operator and its Affiliates or would in any way jeopardize the Hotel’s liquor license; or (iii) is affiliated with the government of any country with which, or is not itself a company with which, corporate citizens of the United States of America are prohibited from transacting business by any law, regulation or decree of the United States of America or its political subdivisions.

Project:  As defined in the Recital A.

Projected Monthly Fee:  As defined in Section 10.1.

Proprietary Information:  With respect to any party, all intellectual property in a written or tangible form relating to such party or any of its Affiliates, the business affairs of such party or any of its Affiliates, or any hotel, resort, restaurant, café, club or other similar operation, spa or similar facility (or amenity thereto) which such party or any of its Affiliates owns, leases, operates or franchises, including, without limitation: (i) Trademarks; (ii) proprietary software; (iii) guest lists and guest history files, subject to the rights of Owner under Section 9.3.5; (iv) operational manuals; (v) material relating to the operating and design standards of any hotel or resort owned, leased, operated or franchised by such party or any of its Affiliates; and (vi) all trade secrets and copyrightable or patentable subject matter developed, acquired, or licensed by such party or any of its Affiliates in the operation of the Hotel or in any other hotel owned, leased, operated or franchised by such party or any of its Affiliates.

Refinancing:  As defined in Article 7.

Renovation or Rehabilitation:  The renovation or rehabilitation of the Improvements, as may occur from time to time.

Replacement Reserve Fund:  As defined in Section 3.5.2.

Reserve Fund Amount:  As defined in Section 5.4.1.

Residential Unit:  As defined in Recital B.

Restricted Area:  As defined in Article 19.

Restoration:  The repairing and rebuilding of the Hotel in case of damage or destruction by a casualty or Condemnation and the restoration thereof to its condition and character immediately prior to the occurrence of such casualty or Condemnation, or according to modified plans as provided herein.

Revenue Data Publication:  Smith’s STAR Report, a monthly publication distributed by Smith Travel Research, Inc. of Gallatin, Tennessee, or an alternative source, reasonably satisfactory to Owner and Operator, of data regarding the Revenue Per Available Room of hotels in the general trade area of the Hotel.  If such Smith’s STAR Report is discontinued in the future, or ceases (in the reasonable opinion of either Owner or Operator) to be a satisfactory source of data regarding the Revenue Per Available Room of various hotels in the general trade area of the

Hotel, Operator shall select an alternative source, subject to Owner’s approval.  If the parties fail to agree on such alternative source within a reasonable period of time, the matter shall be resolved by arbitration pursuant to Article 14.

Revenue Per Available Room:  The “revenue per available room” as defined by the Revenue Data Publication.  If Smith’s STAR Report ceases to be the Revenue Data Publication, or if the Revenue Data Publication no longer uses such term, the Revenue Per Available Room shall mean the aggregate gross room revenues of the hotel in question for a given period of time divided by the total room nights for such period.  A “room” shall be an available Guest Room.

RevPAR Penetration Index:  The fraction that is equal to (i) the Revenue Per Available Room for the Hotel, divided by (ii) the average Revenue Per Available Room for the hotels in the Competitive Set, as set forth in the Revenue Data Publication.

Structural Repairs:  Ordinary repairs to and maintenance of the Improvements.

Sub-Accounts:  As defined in Section 3.5.1.

Term:  As defined in Section 2.1.

Trademarks:  The trademarks, trade name, service marks and copyrights owned or controlled by Operator or any of its Affiliates and used in connection with the Hotel, and any related marks, logos or symbols, together with the right to use any and all slogans, derivations, trade secrets, know-how and trade dress and all other proprietary rights associated with such names, marks and slogans, owned or controlled by Operator or its Affiliates.

Transfer:  Any direct or indirect sale, assignment, transfer, exchange, conveyance, leasing or other disposition or transfer, for value or otherwise, voluntary or involuntary, by operation of law or otherwise.

Transfer of a Controlling Interest in Owner:  As defined in Section 12.2.4

Transferee:  Any assignee, purchaser, successor, or transferee of Operator or Owner’s interest, as applicable.

Undistributed Operating Expenses:  As defined in the Uniform System.

Uniform System:  The Uniform System of Accounts for the Lodging Industry Ninth Revised Edition, as adopted by the Hotel Lodging Association of New York City, Inc. and the American Hotel & Lodging Association, without regard to any supplements thereto hereafter adopted.

Unit:  As defined in Recital B.

Unit Owner:  The record owner of a Unit.

Working Capital:  Funds which are reasonably necessary for the day to day operation of the Hotel’s business, including, without limitation, amounts sufficient for the operation, maintenance, and repair of the Hotel (including all fees, reasonable charges and reasonable reimbursements payable to Operator hereunder and the uninterrupted and efficient operations of the Hotel and the performance by Operator of its obligations hereunder, the maintenance of change and petty cash funds, operating bank accounts, “house banks” (e.g., cash required in cashier’s cages), payrolls, prepaid expenses, and funds required to maintain inventories and pay accounts payable and accrued current liabilities or to pay other periodic costs and charges such as property taxes and insurance premiums).  The amount of such funds shall be determined pursuant to Section 3.6.